Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

DATED AS OF MAY 4, 2018

BY AND AMONG

ADVANCED CARE SCRIPTS, INC.,

FRED’S STORES OF TENNESSEE, INC.,

FRED’S, INC.,

NATIONAL PHARMACEUTICAL NETWORK, INC.,

AND

REEVES-SAIN DRUG STORE, INC. D/B/A ENTRUSTRX

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of May 4, 2018 (this “Agreement”), is made and entered into by and among Advanced Care Scripts, Inc., a Florida corporation (“Buyer”), Fred’s Stores of Tennessee, Inc., a Delaware corporation (“Equity Holder”), National Pharmaceutical Network, Inc., a Florida corporation (“NCN”), and Reeves-Sain Drug Store, Inc. d/b/a EntrustRx, a Tennessee corporation (“EntrustRx” and, together with NCN, the “Sellers”), and Fred’s, Inc., a Tennessee corporation (“Guarantor”). Sellers, Buyer, Equity Holder and Guarantor are sometimes hereinafter individually referred to as a “Party” and collectively referred to as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in Annex I to this Agreement.

WHEREAS, Equity Holder owns all of the outstanding shares of capital stock of each of NCN and EntrustRx;

WHEREAS, Sellers are the operators of the specialty pharmacy businesses (each, a “Pharmacy” and collectively, the “Pharmacies”) identified on Annex II attached hereto (collectively, the “Business”);

WHEREAS, each of the Pharmacies will be closed following the Closing and the Purchased Assets at such location will be transferred to one or more Buyer pharmacies;

WHEREAS, as a result of an auction process relating to the Business and Pharmacies that was conducted on an arms-length basis, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Purchased Assets (as defined in Section 1.1(a) below) associated with Sellers’ operation of the Pharmacies, subject to the terms and conditions set forth herein; and

WHEREAS, simultaneously with the execution of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, Guarantor has delivered to Buyer a duly executed guaranty in the form attached as Exhibit F to this Agreement (the “Guaranty”) dated as of the date hereof, pursuant to which, and subject to the terms and conditions thereof, the Guarantor has guaranteed the obligations of Sellers and Equity Holder hereunder.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1          The Purchase and Sale.

(a)          Upon the terms and subject to the conditions of this Agreement, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to, or cause to be sold, assigned, transferred, conveyed and delivered to, Buyer (or a designated Affiliate of Buyer), and Buyer shall purchase from Sellers, all of Sellers’ right, title and interest in and to the assets described in Section 1.1(b), but excluding the Excluded Assets (collectively, the “Purchased Assets”), free and clear of all Liens for the Purchase Price, as determined pursuant to this ARTICLE I (the “Transaction”). Buyer may assign its rights, but not its duties, under this Section 1.1(a) to a designated Affiliate.

(b)          The Purchased Assets are:

(i)             all of Sellers’ prescription files and prescription records, data and patient refill history in respect of prescriptions filled by Sellers at the Pharmacies or otherwise utilized, maintained and/or generated by Sellers in the course of operating their business at the Pharmacies, with the exclusion of prescription files of patients who have opted to have their files transferred to a Pharmacy other than Buyer’s, subject to and in accordance with Section 6.6(d), including, without limitation, all hard copy prescriptions, patient profiles, signature logs, customer lists, and all electronic data of the foregoing maintained in any format by Sellers, for at least two (2) years prior to the Closing Date or such longer period as may be required to comply with any applicable Governmental Entity record retention rules and regulations (collectively, the “Pharmacy Records”);

(ii)            all pharmaceutical inventory, products and medical products and supplies, insulin, syringes, and schedule V items located at the Pharmacies (collectively, the “Inventory”), as set forth in the Inventory Instructions and subject to the exclusions set forth in the Inventory Instructions;

(iii)           all Intellectual Property relating to or used in the Business as set forth on Schedule 1.1(b)(iii), all goodwill associated therewith, and all claims, causes of action, and rights to sue at law or in equity for any past, present, or future infringement of the same (collectively, the “Transferred Intellectual Property”);

(iv)          all claims or causes of action that any Seller or Equity Holder may have against any Person for damages relating to the Purchased Assets;

(v)            exclusive rights to the telephone and facsimile numbers owned by Sellers or Equity Holder and that are used by Sellers or Equity Holder in their conduct of the Business;

(vi)           goodwill with respect to the Purchased Assets; and

(vii)          to the extent assignable or transferable, the outstanding non-compete, non-solicitation, and/or confidentiality agreements, if any, in favor of any Seller, Equity Holder or Guarantor with respect to the Business, in each case, as set forth on Schedule 1.1(b)(vii).

(c)          Excluded Assets. Except for the Purchased Assets, Buyer is not acquiring any other assets of Sellers, Equity Holder or Guarantor related to the Business or otherwise, including, without limitation, cash, all Accounts Receivable of Sellers, Equity Holder or Guarantor, any motor vehicles, real property assets or leases, assets, ownership and other rights with respect to the Benefit Plans, Authorizations, Fixed Assets, and Contracts of Sellers, Equity Holder or Guarantor (collectively, the “Excluded Assets”). For purposes of clarity, Buyer is not acquiring, and the Purchased Assets shall not include, any of Sellers’, Equity Holder’s or Guarantor’s assets used exclusively in connection with the servicing or fulfillment of specialty pharmacy prescriptions received through Equity Holder’s retail pharmacy locations.

(d)          Excluded Liabilities. Notwithstanding anything contained in this Agreement to the contrary, Buyer is not assuming, and shall not assume, or be liable for any obligations, liabilities, claims or causes of action of Sellers, Equity Holder or Guarantor of any kind or nature whatsoever (fixed or contingent, known or unknown), whether presently existing or hereafter arising (collectively, the “Excluded Liabilities”). All Liabilities shall be retained by and remain Liabilities of Sellers, Equity Holder or Guarantor, as applicable. For the avoidance of doubt (but without limiting the generality of the foregoing), Buyer shall not assume and Sellers, Equity Holder or Guarantor, as applicable, shall remain liable for the following:

(i)            any Liability related to any Employee, any terminated employee of Sellers, Equity Holder or Guarantor, or otherwise related to the Business, including, without limitation, any obligation to offer them continued employment, further leave, reinstatement or reassignment or to offer them or their qualified beneficiaries the opportunity to elect health care continuation coverage, compensation and other benefits, any obligation under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), accrued salaries, wages, vacation or sick time, payroll Taxes, leave of absences (e.g., FMLA benefits), retirement plan payables and any Liability under or with respect to any Benefit Plan or any other employee benefit or retirement plan or policy or obligations arising from the termination or liquidation of any Benefit Plan, and any Liability for any claims arising out of any Seller employee’s employment or termination of employment with such Seller, including but not limited to, contract, wrongful termination, unfair labor practices, discrimination or retaliation, failure to accommodate, ERISA, wage and hour, FMLA or other protected leave time, tort, unemployment compensation, workers’ compensation, or claim for violation of personnel policy or practice;

(ii)           any Liability relating to or arising with respect to any individual employed by or acting as an independent contractor of any Seller or with respect to the Business or any Benefit Plan, including any liability relating to the termination of such employment or independent contractor relationship prior to the Closing Date;

(iii)          any Liability under or with respect to compliance with the Worker Adjustment Retraining Notification Act of 1988 and all similar state and local statutes and regulations and all liabilities and obligations related thereto, including without limitation in connection with the Transaction;

(iv)          any damages or injuries to persons or property or for any product liability, tort or strict liability arising from events, actions or inactions occurring at or with respect to the conduct of the Business, in each case, that occurred on or prior to the Closing Date;

(v)           any Liability related to any violation by Sellers, Equity Holder or Guarantor of any Healthcare Law, including, but not limited to, HIPAA or other applicable laws or regulations, including the HIPAA privacy standard requiring accounting of certain disclosures of PHI made by Sellers, Equity Holder or Guarantor;

(vi)          any Indebtedness of Sellers, Equity Holder or Guarantor;

(vii)         any Liability of either Seller, Equity Holder or Guarantor under this Agreement or any of the Ancillary Documents to which either Seller, Equity Holder or Guarantor is a party;

(viii)        any Liability of Sellers, Equity Holder or Guarantor to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement;

(ix)          any real estate lease or any Contract to which any Seller is a party or by which any Seller or the Business is bound;

(x)           any Liability for Taxes (including, without limitation, income, personal property, local or state sales, use or transfer Taxes and ad valorem Taxes) of Sellers or any Affiliate of Sellers and any liability for Taxes related to the Purchased Assets or the business conducted by Sellers or any Affiliate of Sellers for any period (or portion thereof) ending on or prior to the Closing, in each case, except as expressly provided in this Agreement (including, without limitation, Sections 6.3(b) and 6.3(c));

(xi)          any Liability arising out of any Action with respect to the period prior to the Closing, whether or not, threatened or pending on or before the Closing Date;

(xii)         any accounts payable or other trade payables of Sellers, Equity Holder or Guarantor or any Liability arising under any of Sellers’, Equity Holder’s or Guarantor’s Authorizations, their Medicaid, Medicare and other third party provider numbers (including, without limitation, Sellers’ National Provider Identifier (NPI) number and National Council for Prescription Drug Program (NCPDP) provider identification number), arising during, accruing during, or attributable to the period on or prior to the Closing Date;

(xiii)        any Liability under Environmental Laws, to the extent arising out of Sellers’, Equity Holder’s or Guarantor’s failure to comply with applicable hazardous waste management requirements, which Liability may include penalties, fines or other fees assessed by any Governmental Entity for such non-compliance;

(xiv)        any Liability of either Seller, Equity Holder or Guarantor resulting from or arising out of the conduct of, the use, non-use or ownership of Sellers’ Medicare provider numbers or any other third party provider numbers or licenses; and

(xv)         any kind of Liability (fixed or contingent, known or unknown), resulting from or arising out of the conduct of, the use, non-use or ownership (whether by leasehold or fee) of the Purchased Assets, in each case, to the extent such other Liabilities arose during, accrue during, or are attributable to the period prior to the Closing Date.

1.2	Purchase Price.

(a)          Closing Date Payment and Inventory Payment. Subject to any adjustments or holdbacks as contemplated in this Section 1.2, the aggregate amount to be paid by Buyer to Sellers with respect to the Purchased Assets shall equal Forty Million Dollars ($40,000,000) (such amount, the “Closing Date Payment”), plus an amount equal to the value of the Inventory as of the Effective Time, as calculated in accordance with Section 1.2(b) below, up to a maximum of Five Million Five Hundred Thousand Dollars ($5,500,000) (such amount the “Inventory Payment” and, collectively with the Closing Date Payment, the “Purchase Price”), as follows:

(i)            Within in one (1) Business Day from the date hereof, Buyer shall remit Eight Million Dollars ($8,000,000) in cash (the “Deposit”) by wire transfer of immediately available funds to such accounts as designated by Sellers. The Parties acknowledge and agree that, at the Closing, the Deposit is to be considered part of the Purchase Price and not in addition to the Purchase Price. In the event that Buyer terminates this Agreement pursuant to Section 8.1(b) hereunder, within one (1) Business Day from such termination, Sellers shall remit the Deposit in cash by wire transfer of immediately available funds to such accounts as designated by Buyer.

(ii)           On the Closing Date, Buyer shall pay, deliver and/or deposit an amount equal to the Closing Date Payment minus the Deposit, as follows:

(A)          to the Persons set forth in the Closing Statement, an amount equal to the current outstanding balance of Indebtedness (including any interest and/or payoff fees or penalties), if any, as of the Closing required to release all Liens on the Purchased Assets regardless of when due; and

(B)          to Sellers in cash by wire transfer of immediately available funds to such accounts as designated by Sellers in the Closing Statement, the balance of the Closing Date Payment after giving effect to the payments set forth in Sections 1.2(a)(i) and 1.2(a)(ii)(A).

(iii)          Buyer shall pay, deliver and/or deposit the Inventory Payment to Sellers in accordance with Section 1.2(b) below.

(b)          Inventory. The value of the Inventory as of the Effective Time shall be calculated in a manner that provides Sellers with a purchase price equivalent to Sellers’ net acquisition cost for the Inventory in accordance with the rules as set forth on Schedule 1.2(b) (the “Inventory Instructions”), based upon a physical inventory count of the Inventory (the “Inventory Count”) taken on the Closing Date (the date on which such physical inventory is actually taken is referred to herein as the “Date of Inventory”). Prior to the commencement of the physical inventory, Sellers shall reverse and return all filled and undelivered prescriptions to stock in accordance with applicable governmental regulations, laws and requirements, providing all necessary notices to any third-party payors, reversing any adjudicated claims made in respect of such prescriptions, and shall provide Buyer with a list of such prescriptions so that Buyer is prepared to fill such prescriptions after the Inventory Count. RGIS Inventory Service shall conduct the Inventory Count in accordance with the Inventory Instructions, the expense of which shall be borne 50% by Sellers and 50% by Buyer. Buyer and Sellers shall arrange to have their personnel present on the Date of Inventory, who shall monitor and assist in same. The Inventory Count and valuation shall be final and binding on the Parties. Within three (3) Business Days after the Date of Inventory, Buyer shall pay to Sellers by wire transfer of immediately available funds to the account designated in the Closing Statement, the Inventory Payment.

1.3          Closing. The closing of the Transaction contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange and delivery of documents and signatures in facsimile or portable document format (.PDF) upon the earliest date (subject to Sections 1.4(a)(xvi) and 1.4(b)(vii)) all closing conditions, other than those conditions that by their nature can only be satisfied at Closing, shall have been satisfied or waived, or such other date as agreed to by the Parties, at 12:01 a.m., Memphis, Tennessee time on such date (the “Effective Time”). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.4	Conditions Precedent.

(a)          The obligations of Buyer hereunder are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

(i)            Bill of Sale. Sellers shall have delivered to Buyer a duly executed bill of sale in the form attached hereto as Exhibit A (the “Bill of Sale”).

(ii)           Assignment and Assumption Agreement. Sellers shall have delivered to Buyer a duly executed assignment and assumption agreement in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”).

(iii)          Required Third Party Consents. Sellers shall have delivered to Buyer those Consents of third parties (other than Governmental Entities) which are set forth on Schedule 1.4(a)(iii) (the “Required Consents”).

(iv)          Representations and Warranties. The representations and warranties of Sellers and Equity Holder contained in this Agreement shall have been true and correct in all respects on the date hereof and shall also be true and correct in all material respects (except, in each case, that representations and warranties qualified by materiality, Material Adverse Effect, or the phrase “in all material respects” shall be true and correct in all respects as qualified) at and as of the Closing Date, with the same force and effect as if made at and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of any other date, in which case such representation and warranty shall be true and correct as of such date); provided, however, that the representation and warranty of Sellers in Section 2.7(a) need only have been true and correct in all respects as of the date hereof and need not also be true and correct, in any respect, at and as of the Closing Date.

(v)           Compliance with this Agreement. Each Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

(vi)          Litigation; Other Events. No litigation, arbitration, administrative proceeding, or inquiry, in each case, by or before a Governmental Entity, shall be pending or threatened against Sellers or Buyer which seeks to prohibit, restrict or delay consummation of the transactions contemplated herein or any of the conditions material to consummation of the Transaction or to limit in any manner the right of Buyer to control any material aspect of the Purchased Assets after Closing. There shall not be in effect any Law of any Governmental Entity of competent jurisdiction restraining, enjoining or otherwise preventing the consummation of the transactions contemplated by this Agreement.

(vii)         W-9 and Wire Instructions. Each Seller shall have provided to Buyer (a) a properly completed IRS Form W-9, Request for Taxpayer Identification Number and Certification, executed by each Seller, which sets forth Seller’s Employer Identification Number and (b) the wiring instructions for payment of the Purchase Price to each Seller’s account, in form acceptable to Buyer.

(viii)        Consents; Authorizations. Sellers have provided Buyer copies of all Consents and Authorizations of, and Filings required to be obtained by Sellers, Equity Holder or Guarantor as set forth on Schedule 1.4(a)(viii).

(ix)          Lien Terminations. Sellers shall have delivered to Buyer UCC-3 Termination Statements, to be filed by Sellers promptly on the Closing Date and in no event later than one (1) Business Day following the Closing Date, pay off letters or other releases and/or terminations of any Liens or security interests on all or any portion of the Purchased Assets, in each case, reasonably satisfactory to Buyer.

(x)           Closing Statement. Sellers shall have delivered to Buyer a duly executed Closing Statement in the form attached hereto as Exhibit C (the “Closing Statement”) in accordance with Section 1.2 hereof.

(xi)          Officer’s Certificate. Each Seller shall have delivered to Buyer a certificate of an officer of such Seller certifying the satisfaction of the conditions set forth in Sections 1.4(a)(iv) and 1.4(a)(v).

(xii)          Secretary’s Certificate. Each Seller shall have delivered to Buyer a certificate signed by the Secretary of such Seller which shall (1) certify the names of the officers of such Seller authorized to sign this Agreement and the other documents, instruments or certificates to be delivered pursuant to this Agreement by such Seller or any of its officers, together with the true signatures of such officers, (2) attach a copy of the articles of organization of such Seller certified by the Secretary of State of Florida for NCN and the Secretary of State of Tennessee for EntrustRx within ten (10) days prior to the Closing Date, (3) certify a copy of the resolutions of the directors, (or other applicable governing body) and shareholders of such Seller evidencing the adoption of the approval of this Agreement and the other matters contemplated hereby, (4) attach a copy of such Seller’s bylaws and (5) attach certificates of good standing (or its equivalent) for such Seller from each jurisdiction where such Seller has been incorporated, certified by the appropriate authorities from such jurisdictions within ten (10) days prior to the Closing Date.

(xiii)         Guaranty. Simultaneously with the execution of this Agreement, Buyer shall have received the Guaranty, duly executed by Fred’s, Inc. as of the date hereof.

(xiv)        Intellectual Property Assignments. Sellers shall have provided to Buyer the following with respect to the Transferred Intellectual Property: (1) an intellectual property assignment agreement in the form attached hereto as Exhibit E, duly executed by Sellers, Equity Holder and Guarantor, (2) all codes with respect to the domain name(s) transferred to Buyer pursuant to the foregoing assignment of domain name(s), and (3) original certificates issued by the United States Patent and Trademark Office with respect to marks that are Transferred Intellectual Property.

(xv)	Retention and Non-Compete Agreement.

(A)          No later than five (5) days prior to the Date of Inventory (but to be effective as of the Date of Inventory), the execution and delivery by at least four (4) of the employees listed on Schedule 1.4(a)(xv) (the “Key Employees”), which four (4) employees shall include at a minimum execution and delivery by each of the Key Employees listed under the header “Closing Condition Employees”, of a Retention and Restrictive Covenant Agreement, substantially in the form attached hereto as Exhibit D in a form and substance (including, without limitation, amount of consideration paid) acceptable to Buyer in its sole discretion (each, a “Retention Agreement”). Any employment arrangement referenced in any such Retention Agreement will be subject to Buyer’s standard policies and procedures for similarly situated employees of Buyer, including, without limitation, a background check. The Key Employee party to such Retention Agreement will remain an employee at will, and either the employee or Buyer can terminate the employment relationship at any time and for any reason.

(B)          To the extent that any of the outstanding non-compete covenants between Sellers, Equity Holder, or Guarantor, on the one hand, and each Key Employee with whom Buyer (or an Affiliate of Buyer) has entered into a Retention Agreement, on the other hand, is not assignable to Buyer, at Buyer’s request, Sellers, Equity Holder, and Guarantor, as applicable, shall deliver to Buyer fully executed terminations of all such non-compete covenants in forms and substance satisfactory to Buyer.

(xvi)        Minimum Time. A period of twenty-seven (27) days shall have elapsed following the date hereof.

(b)          The obligations of Sellers hereunder are subject to the fulfillment to the reasonable satisfaction of, or waiver by, Sellers, prior to or at the Closing, of each of the following conditions:

(i)            Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall have been true and correct in all respects on the date hereof and shall also be true and correct in all material respects (except, in each case, that representations and warranties qualified by materiality, Material Adverse Effect or the phrase “in all material respects” shall be true and correct in all respects) as qualified at and as of the Closing Date, with the same force and effect as if made at and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of any other date, in which case such representation and warranty shall be true and correct as of such date).

(ii)           Compliance with this Agreement. Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

(iii)          Litigation; Other Events. No action, suit or proceeding shall have been instituted by any Person which seeks to prohibit, restrict or delay consummation of the transactions contemplated herein or any of the conditions material to consummation of the transaction contemplated herein. There shall not be in effect any Law of any Governmental Entity of competent jurisdiction restraining, enjoining or otherwise preventing the consummation of the transactions contemplated by this Agreement.

(iv)          Officer’s Certificate. Buyer shall have delivered to Sellers a certificate of an officer of Buyer certifying the satisfaction of the conditions set forth in Sections 1.4(b)(i) and 1.4(b)(ii).

(v)           Payment of Purchase Price. Buyer shall have paid the Purchase Price in accordance with Section 1.2.

(vi)          Assignment and Assumption Agreement. Buyer shall have delivered to Sellers a duly executed copy of the Assignment and Assumption Agreement.

(vii)         Minimum Time. A period of twenty-seven (27) days shall have elapsed following the date hereof.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as otherwise set forth herein or in the Disclosure Schedule of Sellers delivered simultaneously with the execution of this Agreement (the “Schedules”), Sellers hereby jointly and severally represent and warrant to Buyer as of the date of this Agreement and as of the Closing Date (except with respect to the representation and warranty of Seller in Section 2.7(a), which representation and warranty is made solely as of the date of this Agreement) as follows:

2.1          Organization; Good Standing. NCN is a corporation duly organized, validly existing and in good standing under the Laws of Florida and has the requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted. EntrustRx is a corporation duly organized, validly existing and in good standing under the Laws of Tennessee and has the requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted. Each Seller is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification as set forth on Schedule 2.1, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect. “Material Adverse Effect” shall mean any event, change, condition or circumstance that, individually or in the aggregate, results in, or would be reasonably expected to result in, a material adverse effect on the Purchased Assets or the Business; provided, however, that the following shall not be taken into account in determining whether a Material Adverse Effect has occurred: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general; (ii) the effect of political conditions of the United States or any other country or jurisdiction in which Sellers operate; (iii) the effect of any change that generally affects any industry in which Sellers operate or in which services of Sellers are used; (iv) the effect of any change arising in connection with earthquakes or any other acts of God, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (v) the effect of any action taken by Buyer with respect to the transactions contemplated hereby; (vi) the effect of any actions specifically taken with Buyer’s consent; (vii) the effect of any changes in applicable Law or accounting rules; or (viii) any effect resulting from the public announcement or announcement to Guarantor’s employees of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement; provided that in each case of (i), (ii), (iii), (iv) and (vii) above, such adverse effect is not disproportionate to the adverse effect on other similarly situated businesses.

2.2	Authority and Enforceability; Ownership.

(a)          Each Seller has the requisite power and authority to enter into this Agreement and the Ancillary Documents to which each of them is proposed to be a party and to consummate the transactions contemplated hereby and thereby. This Agreement and each Ancillary Document has been duly and validly executed and delivered by each Seller and, assuming due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligation of Sellers, enforceable against Sellers in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

(b)          Except as set forth on Schedule 2.2(b), Equity Holder owns all of the outstanding stock in Sellers free and clear of any Liens. There are no options, warrants, calls, rights, agreements, arrangements or undertakings of any kind (contingent or otherwise) obligating Sellers to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of stock, membership interests, partnership interests or any other securities of Sellers.

2.3	No Conflicts; Consents.

(a)          The execution and delivery of this Agreement and the Ancillary Documents by Sellers do not, and the consummation of the transactions contemplated hereby or by any Ancillary Documents to which either Seller is proposed to be a party will not, (i) violate the provisions of any of the organizational documents of Sellers, or (ii) materially violate or conflict with any statute, law, constitution, treaty, ordinance, code, Order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity (a “Law”) or any material authorization, approval, registration, classification, certificate, license, permit or franchise issued to Sellers by any Governmental Entity (including without limitation those issued under Healthcare Laws) (collectively, “Authorizations”), Consents or Filings applicable to Sellers, the Purchased Assets or the Business. The term “Knowledge of Sellers” (or similar phrases) in this Agreement shall mean the actual and constructive knowledge, after reasonable investigation, of those individuals set forth on Schedule 2.3(a).

(b)          Except as set forth on Schedule 2.3(b), no Consent or Filing with any Governmental Entity is required by or with respect to Sellers in connection with the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

2.4	Compliance with Law; Authorizations.

(a)          The Business is being and has been at all times since the Applicable Date conducted in compliance, in all material respects, with all Authorizations and all Laws applicable to the Business.

(b)          All Authorizations relating to the Business, the Pharmacies and the Purchased Assets have been legally obtained and maintained and are valid and in full force and effect. Sellers are duly licensed to conduct the Business as presently conducted in all states in which the Business is conducted and are in material compliance with all of the terms and conditions of such Authorizations. No outstanding violations are currently recorded in respect of any such Authorization. No Action is pending or, to the Knowledge of Sellers, threatened, to suspend, revoke withdraw, modify or limit any such Authorizations.

2.5	Assets and Properties; Inventory.

(a)          Except for Liens set forth on Schedule 2.5(a), which Liens will be released upon the satisfaction of Indebtedness at Closing, Sellers own all of the Purchased Assets free and clear of all Liens. On the Closing Date, Sellers will transfer to Buyer good and marketable title to the Purchased Assets, free and clear of all Liens. Sellers are the sole lawful owners of the Purchased Assets, and Sellers will jointly and severally warrant and defend the sale of the Purchased Assets hereby sold to Buyer, its successors and assigns, against all and every person and persons whomsoever.

(b)	The Inventory is usable, merchantable and saleable in the ordinary course of business.

2.6	Intellectual Property.

(a)          Schedule 2.6(a) sets forth all registered patents, trademarks, domain names, and copyrights (and all applications related thereto) included in the Transferred Intellectual Property which is related to or used in the conduct of the Business. Sellers own or possess all right, title and interest in and to each item of Transferred Intellectual Property set forth on Schedule 2.6(a). Upon consummation of the Closing, Buyer shall own or possess sufficient rights to use each item of Transferred Intellectual Property, free and clear of any Liens. The rights of Sellers in such Transferred Intellectual Property are valid, effective and enforceable and, to the Knowledge of Sellers, upon consummation of the Closing, the rights of Buyer in such Transferred Intellectual Property will be valid, effective and enforceable. Any and all renewal and maintenance fees, annuities or other fees payable to any Person to maintain the registered Transferred Intellectual Property as active and due prior to the Closing Date have been paid in full.

(b)          Sellers have not, at any time since the Applicable Date and through the date of this Agreement, received notice that the operation of the Business, as conducted by Sellers, infringes the Intellectual Property rights of any Person with respect to the Transferred Intellectual Property. No Action by any Person contesting the validity, enforceability, use, registration or ownership of any Transferred Intellectual Property is pending or, to the Knowledge of Sellers, is threatened.

(c)          Except as set forth on Schedule 2.6(c), to the Knowledge of Sellers, no Person is violating, misappropriating or infringing any Transferred Intellectual Property.

(d)          Except as set forth on Schedule 2.6(d), Sellers have obtained from all Persons who participated (as employees, consultants, employees of consultants or otherwise) in any respect in the invention or authorship of any Transferred Intellectual Property owned or purported to be owned by the Sellers (“Owned Rights”) effective waivers of any and all rights of such Persons in such Owned Rights, and/or assignments to Sellers of all rights with respect thereto.

2.7          Absence of Certain Changes or Events. Except as set forth on Schedule 2.7, since March 31, 2018: (a) there has not occurred a Material Adverse Effect, (b) each Seller has conducted its business in all material respects in the ordinary course of business, and (c) each Seller has complied with the requirements of Sections 6.6(a) – (b).

2.8          Health Care Matters. With respect to the Business and the Purchased Assets, except as set forth on Schedule 2.8:

(a)          Sellers are now, and have been at all times since the Applicable Date, in material compliance with all Healthcare Laws. No Seller has: (i) to the Knowledge of Sellers, presented or caused to be presented a claim for reimbursement for services that is for an item or service that was known or should have been known to be (1) not provided as claimed, or (2) false and fraudulent, other than those as subject to ordinary course Payment Program audits; (ii) failed to maintain all required and necessary licenses to operate the Pharmacies and to dispense the products and provide the services provided; (iii) knowingly or willfully offered, paid, solicited or received any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind (1) in return for referring an individual to a Person for the furnishing or arranging of any item or service for which payment may be made in whole or in part by any Federal Health Care Program, or (2) in return for purchasing, leasing, ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part by any Federal Health Care Program; (iv) materially failed to comply with the privacy and security requirements established by HIPAA; (v) engaged in any activity that would result in a material violation of the administrative simplification provisions of HIPAA and the Federal Privacy and Security Regulations; (vi) engaged in any activity that would result in Sellers’ material breach of a Business Associate Agreement; or (vii) suffered any breach in security that has permitted any access to the Personal Data under Sellers’ control or possession in violation of Healthcare Laws and that has not been reported as required under HIPAA.

(b)          Sellers have at all times since the Applicable Date materially maintained all records required to be maintained by the Food and Drug Administration, Drug Enforcement Administration and State Board of Pharmacy and the Medicare and Medicaid programs and other applicable Healthcare Laws. To the Knowledge of Sellers, there are no presently existing circumstances which are reasonably likely to result in violations of the records retention requirements under any such Healthcare Laws.

(c)          Sellers have been at all times since the Applicable Date, and as of the date hereof are, in compliance in all material respects with all applicable requirements of participation, coverage, and enrollment for, and where applicable, are parties to valid provider or supplier agreements related to, the Payment Programs as required by applicable Healthcare Laws. Sellers have not received any written notice indicating that such qualification may be terminated or withdrawn nor has any reason to reasonably believe that such qualification may be terminated or withdrawn. To the extent required by applicable Healthcare Laws, Sellers have timely filed all claims or other reports required to be filed with respect to the purchase of products or services by third party payors (including Medicare and Medicaid), except where the failure to file such claims and reports would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, and all such claims or reports are complete and accurate in all material respects. Sellers have no Liability to any Payment Program with respect thereto, except for Liabilities incurred in the ordinary course of business, including without limitation Payment Program audits, consistent with past practice in all material respects. There are no pending appeals, overpayment determinations, adjustments, challenges, audits, litigation or notices of intent to open Medicare or Medicaid claim determinations or other reports required to be filed by Sellers related thereto other than ordinary course Payment Program audits.

(d)          None of Sellers or any of Sellers’ Employees or Licensed Professionals has: (i) had a civil monetary penalty assessed against it under Section 1128A of the Social Security Act or any regulations promulgated thereunder; (ii) been convicted of, charged with, indicted or, to the Knowledge of Sellers, investigated for a Medicare, Medicaid or other Federal Health Care Program related offense, or convicted of, charged with, indicted or, to the Knowledge of Sellers, investigated for a violation of federal or state law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances, or (iii) been excluded or suspended from participation in any Federal Health Care Program, or been disbarred, suspended or are otherwise ineligible to participate in any Federal Health Care Program. Neither Sellers, nor any of their directors, officers, managing employees, employees or contractors providing Healthcare Services (A) is listed on the Department of Health and Human Services Office of Inspector General List of Excluded Individuals and Entities or the General Services Administration List of Excluded Parties and, to the Knowledge of Sellers, no such action is threatened or pending, or (B) is excluded from any federal health care program pursuant to 42 U.S.C. § 1320a-7b and related regulations. Sellers have not arranged or contracted with any individual, entity, or Person that, to the Knowledge of Sellers, is suspended, excluded or disbarred from participation in, or otherwise ineligible to participate in, a Federal Health Care Program. With respect to this Section 2.8(d), as it pertains to Employees and independent contractors for periods prior to their retention by Sellers, the foregoing representation is made solely to the Knowledge of Sellers, but including for this representation only, the imputed Knowledge that Sellers would obtain upon reviewing the results of Sellers’ customary pre-employment background checks.

(e)          Except for immaterial delays, Sellers have timely and accurately filed in all material respects all claims for payment to Governmental Entity Payment Programs in connection with Business conducted on or before the Closing Date, and no such claims contain material errors or omissions.

2.9          Affiliate Transactions. Except as disclosed in Schedule 2.9 hereto, none of Sellers nor any of their respective Affiliates, or any officers, directors, managers, members or employees of Sellers, (a) has or has had, directly or indirectly, any material interest in any material property (whether real, personal or mixed, or whether tangible or intangible) that Sellers use or have used in or pertaining to the Business, (b) has or has had, directly or indirectly, any material business dealings or a material financial interest in any transaction with the Business or involving any asset or property of the Business, or (c) otherwise is or has been able to materially influence the purchase or procurement of any pharmacy or related products by any customer from the Business.

2.10	Labor and Employment Matters.

(a)          Sellers are currently, and have been at all times since the Applicable Date, in compliance with, in all material respects, applicable legal requirements pertaining to Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 1981, the Age of Discrimination in Employment Act, the Americans with Disabilities Act, Sections 503 and 504 of the Rehabilitation Act of 1973, the Family Medical Leave Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Workers’ Adjustment and Retraining Notification Act, the National Labor Relations Act, and any other federal or state law concerning employment of labor, including those relating to wages, benefits, hours, collective bargaining, discrimination, drug testing, polygraphs, harassment, retaliation or wrongful discharge, or requiring leave or other accommodation or otherwise regarding terms and conditions of termination from employment, worker’s compensation, immigration, plant closings and unemployment compensation, and there are no claims, causes of action, charges, suits, complaints, administrative proceedings, arbitrations, material labor grievances, or government investigations or proceedings, pending or, to the Knowledge of Sellers, threatened against Sellers in connection therewith. Sellers have not received notice of, nor do they have Knowledge of a written notice of any such claim or any matter that could reasonably form the basis for any such claims. There are no collective bargaining agreements covering any employees of Sellers (each, an “Employee”), no collective bargaining agent has been certified as a representative of any of the Employees, and no representation campaign or election is now in progress with respect to any of the Employees. Upon written request prior to the Closing Date, Sellers will provide a complete and correct list of all Employees of Sellers, their wage rates or salaries, and the dates of employment for such Employees. Each of the non-compete, non-solicitation, and/or confidentiality agreements as set forth on Schedule 1.1(b)(vii) is in full force and effect and none of such agreements is terminable or cancelable as a direct result of the consummation of the Transaction. Sellers are not (with or without the lapse of time or the giving of notice, or both) in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any such agreement. To the Knowledge of Sellers, none of the Key Employees was in the past three years or is currently in violation of any non-competition, non-solicitation agreement or confidentiality obligations entered into between such Key Employee, on the one hand, and any Seller, Equity Holder or Guarantor, on the other hand. Sellers have delivered to Buyer true, correct and complete copies of (including all amendments, modifications and supplements thereto) each of the non- compete, non-solicitation, and/or confidentiality agreements as set forth on Schedule 1.1(b)(vii).

(b)          Each written or verbal “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is, or is required to be, maintained, administered or contributed to by Sellers, the Business or any entity that would be deemed an ERISA Affiliate of either Sellers or the Business under ERISA or the Code (an “ERISA Affiliate”) or with respect to which Sellers, the Business or any ERISA Affiliate are or have been obligated at any time during the six (6) years preceding the date hereof in any manner whatsoever (each a “Benefit Plan”) and that is intended to be qualified under Section 401(a) of the Internal Revenue Code is so qualified and has received a determination letter or is subject to an opinion (or similar) letter to that effect from the Internal Revenue Service, and, to the Knowledge of Sellers, no circumstances exist which would reasonably be expected to adversely affect such qualification. Each Benefit Plan is in material compliance with all applicable Laws. No Benefit Plan is a defined benefit plan subject to Title IV of ERISA, a multiemployer plan as defined in Section 3(37) of ERISA, a multiple employer plan as defined in Section 413(c) of the Code, or a multiple employer welfare arrangement as defined in Section 3(40) of ERISA, and neither Sellers nor the Business nor any ERISA Affiliate have or could have any withdrawal liability, contingent or otherwise, under Title IV of ERISA with respect to any Benefit Plan. No Benefit Plan provides for post-employment health or welfare benefits, other than as required under COBRA. Neither the execution or delivery of this Agreement nor the consummation of the transaction contemplated herein shall result in any payment that, alone or aggregate with any other payment(s) made at any time whatsoever, could constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Internal Revenue Code.

2.11          Taxes. All federal, state, county, and local tax returns and reports (“Tax Returns”) required to have been filed with respect to Sellers, the Purchased Assets, or the Business have been filed, and all material amounts of taxes and similar assessments and charges, including, without limitation, excise, sales, use, transfer, property gains, and ad valorem taxes, and required withholdings with respect thereto (collectively, “Taxes”) that are due and payable have been paid, or adequate provision for the payment thereof has been made. Except as expressly provided in this Agreement (including, without limitation, Sections 6.3(b) and 6.3(c)), Buyer will not be responsible for, and Buyer specifically assumes no obligations to pay, any Taxes, any withholding of any Taxes or any other similar liability or obligation of Sellers. Sellers are not in default of the payment of any Taxes due or payable or of any assessments received in respect thereof and Sellers have not waived any statute of limitations in connection with, or granted any extension (other than any extension resulting solely from filing, in the ordinary course of business, an automatic extension to file a Tax Return) of a period for the assessment of, any Tax, which waiver or extension remains in effect. Sellers are not a “foreign person” as that term is used in Treasury Regulations Section 1.1445.2.

2.12          Brokers or Finders. Except as set forth on Schedule 2.12, no agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from Sellers or any Affiliate of Sellers in connection with any of the transactions contemplated by this Agreement or any Ancillary Documents to which either Seller is proposed to be a party. Sellers are solely responsible for payment of any amounts due and owing to any agent, broker, investment banker or other firm or Person retained by Sellers or any Affiliate of Sellers in connection with any of the transactions contemplated by this Agreement or any Ancillary Documents to which either Seller is proposed to be a party.

2.13          Litigation. Except as set forth on Schedule 2.13, there is not now, nor has there been since the Applicable Date, any material Action pending or, to the Knowledge of Sellers, threatened by or against Sellers (or any of Sellers current or former officers, directors or employees, in their capacity as such) relating to or affecting the Business or Purchased Assets before any Governmental Entity. There are no unsatisfied judgments, decrees, Orders, writs, injunctions, rulings, decisions, penalties or awards against Sellers or involving the Purchased Assets or the Business. There are no outstanding judgments, Orders, rules or settlements that apply, in whole or in part, to the Purchased Assets or the Business. Sellers have in the past three (3) years received no written notice of complaints filed against Sellers under HIPAA or applicable patient privacy and data protection laws.

2.14          Payment Programs. Schedule 2.14(a) sets forth an accurate and complete list of all Payment Programs under which Sellers are currently receiving any third party payment or reimbursement for goods or services offered by or with Sellers to patients or health care providers with respect to the conduct of the Business. Except as set forth in Schedule 2.14(b), during the past three (3) years, other than in the ordinary course of business, Sellers have not received written notice of any threatened or pending or concluded investigation of any civil, administrative or criminal proceeding relating to Sellers participation in any Payment Program that remains unresolved as of the Closing Date.

2.15          Insurance. Sellers have in place insurance policies with respect to the Purchased Assets in amounts and types that are customary in the industry for similar assets, and all such policies are valid and in full force and effect.

2.16          Corrupt Practices. None of Sellers, or their respective employees, officers, managers, and directors and, to the Knowledge of Sellers, none of its representatives or agents, has, directly or indirectly, made, given or incurred or agreed to make, give or incur any contribution, payment, gift or entertainment or other expense or similar benefit to any customer, vendor, supplier, governmental employee or other Person who is reasonably expected to be in a position to help or hinder the business or operations of Sellers (or assist Sellers in connection with any actual or proposed transaction relating to the Business), (a) that subjected or would reasonably be expected to subject Sellers to any damage or penalty in any criminal or governmental suit, action, proceeding, investigation, arbitration, mediation, claim or order, (b) that subjected or would reasonably be expected to subject Sellers to any adverse consequences with any Governmental Entity or regarding the ability of Sellers to continue doing business as it is currently conducted by Sellers, or (c) that in case of a payment made directly or indirectly to an official or employee of any Governmental Entity, constitutes an illegal bribe or kickback (or if made to an official or employee of a foreign government, is unlawful under the Foreign Corrupt Practices Act of 1977, as amended) or, in the case of a payment made directly or indirectly to a Person other than an official or employee of a government or Governmental Entity, constitutes an illegal bribe, illegal kickback or other illegal payment under any Law of the United States or under the Law of any other Governmental Entity.

2.17	No Bankruptcy; Solvency; Fraudulent Conveyance.

(a)          No petition in bankruptcy (voluntary or otherwise), attachment, execution proceeding, assignment for the benefit of creditor, or petition seeking reorganization or insolvency, arrangement or other action or proceeding under federal or state bankruptcy law is pending against or, to the Knowledge of Sellers, threatened against Sellers or other Person to the extent relating to the Business or the Purchased Assets.

(b)          Sellers are Solvent and will not cease to be Solvent due to the transactions contemplated hereunder and in the Ancillary Documents. The amount of Purchase Price being received by Sellers constitutes reasonably equivalent value and fair consideration for the Purchased Assets. No Seller is entering into this Agreement and the Ancillary Documents to which either of them is proposed to be a party, or will consummate the Transaction, with any intent to hinder, delay, or defraud any of its creditors. As used herein, the term “Solvent” means, with respect to each Seller on a particular date, that on such date (i) the most recently reported value of the assets of each Seller, taking into account the fair value of assets accounted for on a fair value basis and the carrying value of other assets, is greater than the total amount of the most recently reported Liabilities of each such Seller (including the fair value of Liabilities reported on a fair value basis), (ii) after giving effect to the Transaction, each Seller is able to realize upon its assets and pay its debts and other Liabilities as they mature, assuming an orderly disposition, and (iii) neither Seller has an unreasonably small capital with which to conduct its business.

2.18          Prescriptions; Pharmacy Records. The prescriptions filled at the Pharmacies have arisen from bona fide, legal transactions. Sellers’ Pharmacy Records has been accessed, collected, compiled, disclosed, maintained, and stored in material compliance with all Healthcare Laws. Sellers’ Pharmacy Records are materially complete and accurate. Except as set forth on Schedule 2.18, none of the prescriptions filled at the Pharmacies result from any Non-standard Business. As used in this Agreement, “Non-standard Business” means (a) compounding, including both sterile and non-sterile compounding, (b) filling prescriptions that involve any unique, customized or non-standard packaging, including prescriptions filled for patients in assisted or independent living facilities, nursing homes, hospice facilities, or other long-term care facilities, (c) any business conducted pursuant to Section 340B of the Public Health Service Act, (d) any non-prescription business (including durable medical equipment) done through the pharmacy computer and included in the prescription count, (e) any prescriptions filled pursuant to any contract, agreement or understanding (other than a standard contract agreement or understanding with any third party payor or government payor providing health care coverage to individuals), or (f) any other business outside the scope of a customary mail order or specialty pharmacy business.

2.19          Disclaimer of Other Representations and Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE II, ARTICLE III AND ARTICLE IV, SELLERS, EQUITY HOLDER AND GUARANTOR EXPRESS DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE BUSINESS OR THE PURCHASED ASSETS, AND SELLERS, EQUITY HOLDER AND GUARANTOR SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE BUSINESS, THE PURCHASED ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT THE PURCHASED ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION. To the Knowledge of Sellers, each of representations of Sellers in this Agreement is true and correct, and there are no errors in, or omissions from, the Schedules.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF EQUITY HOLDER

Equity Holder represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date as follows:

3.1          Organization and Good Standing. Equity Holder is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted.

3.2          Authority and Enforceability. Equity Holder has the requisite power and authority to enter into this Agreement and the Ancillary Documents to which it is proposed to be a party and to consummate the Transaction. This Agreement and each Ancillary Document has been duly and validly executed and delivered by Equity Holder and, assuming due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligation of Equity Holder, enforceable against Equity Holder in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

3.3	No Conflicts; Consents.

(a)          The execution and delivery of this Agreement or any Ancillary Documents to which Equity Holder is proposed to be a party by Equity Holder does not and the consummation of the transactions contemplated hereby and thereby will not, (i) violate the provisions of any of the organizational documents of Equity Holder, (ii) violate any material Contract to which Equity Holder is a party, (iii) violate any Law of any Governmental Entity applicable to Equity Holder on the date hereof, or (iv) result in the creation of any Liens upon any of the assets owned or used by Equity Holder, except in each such case where such violation or Lien would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or materially impair or delay the ability of Equity Holder to perform its obligations under this Agreement or any Ancillary Documents to which Equity Holder is proposed to be a party.

(b)          No Authorization or order of, registration, declaration or filing with, or notice to, any Governmental Entity or other Person is required by or with respect to Equity Holder in connection with the execution and delivery of this Agreement or any Ancillary Documents to which Equity Holder is proposed to be a party and the consummation of the transactions contemplated hereby and thereby.

3.4          Litigation. There is no Action pending or, to the actual and constructive knowledge, after reasonable investigation, of those individuals set forth on Schedule 3.4 (the “Knowledge of Equity Holder”), threatened, against Equity Holder which challenges or seeks to enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement or any Ancillary Documents to which Equity Holder is proposed to be a party.

3.5          Brokers or Finders. Except as set forth on Schedule 2.12, no agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from Equity Holder or any Affiliate of Equity Holder in connection with any of the transactions contemplated by this Agreement or any Ancillary Documents to which Equity Holder is proposed to be a party.

3.6	No Bankruptcy; Solvency; Fraudulent Conveyance.

(a)          No petition in bankruptcy (voluntary or otherwise), attachment, execution proceeding, assignment for the benefit of creditor, or petition seeking reorganization or insolvency, arrangement or other action or proceeding under federal or state bankruptcy law is pending against or, to the Knowledge of Equity Holder, threatened against Equity Holder or other Person to the extent relating to the Business or the Purchased Assets.

(b)          Equity Holder is Solvent and will not cease to be Solvent due to the transactions contemplated hereunder and in the Ancillary Documents. The amount of Purchase Price being received by Sellers reasonably equivalent value and fair consideration for the Purchased Assets. Equity Holder is not entering into this Agreement or any Ancillary Documents to which Equity Holder is proposed to be a party and will not consummate the Transaction with any intent to hinder, delay, or defraud any of its creditors. As used herein, the term “Solvent” means, with respect to Equity Holder on a particular date, that on such date (i) the most recently reported value of the assets of Equity Holder, taking into account the fair value of assets accounted for on a fair value basis and the carrying value of other assets, is greater than the total amount of the most recently reported Liabilities of Equity Holder (including the fair value of Liabilities reported on a fair value basis), (ii) after giving effect to the Transaction, Equity Holder is able to realize upon its assets and pay its debts and other Liabilities as they mature, assuming an orderly disposition, and (iii) Equity Holder does not have an unreasonably small capital with which to conduct its business.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF GUARANTOR

Guarantor represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date as follows:

4.1          Organization and Good Standing. Guarantor is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted.

4.2          Authority and Enforceability. Guarantor has the requisite power and authority to enter into this Agreement and the Ancillary Documents to which it is proposed to be a party and to consummate the Transaction. This Agreement and each Ancillary Document has been duly and validly executed and delivered by Guarantor and, assuming due authorization, execution and delivery by other parties hereto, constitutes the valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

4.3	No Conflicts; Consents.

(a)          The execution and delivery of this Agreement or any Ancillary Documents to which Guarantor is proposed to be a party by Guarantor does not and the consummation of the transactions contemplated hereby and thereby will not, (i) violate the provisions of any of the organizational documents of Guarantor, (ii) violate any material Contract to which Guarantor is a party, (iii) violate any Law of any Governmental Entity applicable to Guarantor on the date hereof, or (iv) result in the creation of any Liens upon any of the assets owned or used by Guarantor, except in each such case where such violation or Lien would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or materially impair or delay the ability of Guarantor to perform its obligations under this Agreement or any Ancillary Documents to which Guarantor is proposed to be a party.

(b)          No Authorization or order of, registration, declaration or filing with, or notice to, any Governmental Entity or other Person is required by or with respect to Guarantor in connection with the execution and delivery of this Agreement or any Ancillary Documents to which Guarantor is proposed to be a party and the consummation of the transactions contemplated hereby and thereby.

4.4          Litigation. There is no Action pending or, to the actual and constructive knowledge, after reasonable investigation, of those individuals set forth on Schedule 4.4 (the “Knowledge of Guarantor”), threatened, against Guarantor which challenges or seeks to enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement or any Ancillary Documents to which Guarantor is proposed to be a party.

4.5          Brokers or Finders. Except as set forth on Schedule 2.12, no agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from Guarantor or any Affiliate of Guarantor in connection with any of the transactions contemplated by this Agreement or any Ancillary Documents to which Guarantor is proposed to be a party.

4.6	No Bankruptcy; Solvency; Fraudulent Conveyance.

(a)          No petition in bankruptcy (voluntary or otherwise), attachment, execution proceeding, assignment for the benefit of creditor, or petition seeking reorganization or insolvency, arrangement or other action or proceeding under federal or state bankruptcy law is pending against or, to the Knowledge of Guarantor, threatened against Guarantor or other Person to the extent relating to the Business or the Purchased Assets.

(b)          Guarantor is Solvent and will not cease to be Solvent due to the transactions contemplated hereunder and in the Ancillary Documents. The amount of Purchase Price being received by Sellers reasonably equivalent value and fair consideration for the Purchased Assets. Guarantor is not entering into this Agreement or any Ancillary Documents to which Guarantor is proposed to be a party and will not consummate the Transaction with any intent to hinder, delay, or defraud any of its creditors. As used herein, the term “Solvent” means, with respect to Guarantor on a particular date, that on such date (i) the most recently reported value of the assets of Guarantor, taking into account the fair value of assets accounted for on a fair value basis and the carrying value of other assets, is greater than the total amount of the most recently reported Liabilities of Guarantor (including the fair value of Liabilities reported on a fair value basis), (ii) after giving effect to the Transaction, Guarantor is able to realize upon its assets and pay its debts and other Liabilities as they mature, assuming an orderly disposition, and (iii) Guarantor does not have an unreasonably small capital with which to conduct its business.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers and Equity Holder as of the date of this Agreement and as of the Closing Date as follows:

5.1          Organization and Good Standing. Buyer is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted.

5.2          Authority and Enforceability. Buyer has the requisite corporate power and authority to enter into this Agreement and any Ancillary Document to which Buyer is proposed to be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Ancillary Document to which Buyer is proposed to be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Buyer. This Agreement and each Ancillary Document has been duly and validly executed and delivered Buyer and, assuming due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies. The Guaranty is valid and in full force and effect and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Guarantor under the Guaranty.

5.3	No Conflicts; Consents.

(a)          The execution and delivery of this Agreement by Buyer does not and the consummation of the transactions contemplated hereby will not, (i) violate the provisions of any of the organizational documents of Buyer, (ii) violate any material Contract to which Buyer is a party, (iii) violate any Law of any Governmental Entity applicable to Buyer on the date hereof, or (iv) result in the creation of any Liens upon any of the assets owned or used by Buyer, except in each such case where such violation or Lien would not reasonably be expected to materially impair or delay the ability of Buyer to perform its obligations under this Agreement.

(b)          No Authorization or order of, registration, declaration or filing with, or notice to, any Governmental Entity or other Person is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

5.4          Litigation. There is no Action pending or, to the actual and constructive knowledge, after reasonable investigation, of those individuals set forth on Schedule 5.4, threatened, against Buyer which challenges or seeks to enjoin, alter or materially delay the consummation of the Transaction.

5.5          Brokers or Finders. No agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from Buyer or any Affiliate of Buyer in connection with any of the transactions contemplated by this Agreement.

5.6          No Other Representations. Buyer acknowledges and agrees, for purposes other than bringing claims of, or causes of action arising from Fraud, that (a) the only representations and warranties made by Sellers, Equity Holder and Guarantor are the representations and warranties made in ARTICLE II, ARTICLE III and ARTICLE IV of this Agreement and (b) Buyer has not relied upon, and hereby disclaims, any other representations or other information made or supplied by or on behalf of Sellers, Equity Holder or any of their controlled Affiliates or Representatives, respectively, including the Projections or any information provided by or through their bankers, including information provided in management presentations, data rooms or other due diligence information and that Buyer will not have any right or remedy arising out of any such other representation or other information other than claims of, or causes of action arising from Fraud.

ARTICLE VI

COVENANTS

6.1          Confidentiality. Buyer acknowledges that the information provided to it by Sellers and their Affiliates in connection with this Agreement and the transactions contemplated hereby are subject to the terms of the Mutual Confidentiality and Non-Disclosure Agreement between EntrustRx and CVS Pharmacy, Inc., dated January 22, 2018 (the “Confidentiality Agreement”), the terms of which are incorporated into this Agreement by reference. Effective upon the Closing, Buyer’s obligations under the Confidentiality Agreement will terminate with respect to information provided to Buyer that relates to the Business or the Purchased Assets and all other obligations thereunder shall remain in full force and effect in accordance with the terms of the Confidentiality Agreement.

6.2          Announcements. Except as required by applicable laws or by the rules of any securities exchange to the extent applicable, none of Sellers, Equity Holder, or any of their respective Affiliates, on the one hand, or Buyer or their Affiliates, on the other hand, shall make any public pronouncements, issue press releases or otherwise furnish information regarding this Agreement or the transactions contemplated hereby to any third party without the prior written consent of the other Parties, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that in the event that Buyer, Sellers or Equity Holder (or their respective Affiliates) are required to publicly disclose this Agreement and the transactions contemplated hereby as required by applicable laws or by the rules of any securities exchange, the disclosing Party shall provide to the non-disclosing Parties, to the extent legally permitted, a reasonable opportunity prior to publication to review and comment on any such required public disclosure and a reasonable opportunity to request that the disclosing Party seek confidential treatment of such disclosures to be filed with the United States Securities and Exchange Commission or any successor (and to review and comment with respect to the redaction of the terms of this Agreement as part of any such confidential treatment request). Notwithstanding the foregoing, following the full execution of this Agreement, Sellers shall disclose the existence of the transactions contemplated hereby to Sellers’ employees, provided, however, that such disclosure shall only be made after consultation and coordination with Buyer with regard to the content and timing of such disclosure. If Buyer so elects, Buyer may have its representatives present at the time of any such disclosure to Sellers’ employees. Following such disclosure, if and as directed by Buyer, Sellers shall provide notification of the transactions contemplated hereby to Sellers’ customers, including, without limitation, by bag tags and/or mailers. All such notifications shall be in a form provided by Buyer or otherwise subject to Buyer’s prior approval.

6.3	Taxes.

(a)          Allocation of Final Purchase Price. Sellers and Buyer shall cooperate in good faith in the preparation of a joint schedule (the “Allocation Schedule”) allocating the Purchase Price (including for purposes of this Section 6.3 any liabilities deemed assumed for Tax purposes) among the Purchased Assets in accordance with Section 1060 of the Code. Any adjustments to the Purchase Price pursuant to this Agreement shall result in an adjustment to the Allocation Schedule, if any, to reflect the proportionate change amongst those classes of assets (or assets that correspond to the Liabilities), including goodwill, that caused the adjustment to the Purchase Price. If an Allocation Schedule with any necessary adjustments required pursuant to the immediately preceding sentence has been agreed upon by Sellers and Buyer, then Sellers and Buyer each agree to file IRS Form(s) 8594 and all federal, state and local income Tax Returns in accordance with the Allocation Schedule, and none of them shall thereafter take an income Tax Return position inconsistent with the Allocation Schedule unless such inconsistent position shall arise out of or through an audit or other inquiry or examination by the Internal Revenue Service or other Tax authority. Sellers and Buyer each agree to provide the other promptly with any other information required to complete the Allocation Schedule. If, however, despite their good faith efforts, Sellers and Buyer are unable to or otherwise fail to complete such Allocation Schedule within one hundred and twenty (120) days following the Closing Date, or such later date as agreed to by Buyer and Sellers, then Buyer and Sellers shall each file IRS Form(s) 8594 and any federal, state and local income Tax Returns allocating the Purchase Price among the Purchased Assets in the manner each believes is appropriate. The Parties shall promptly advise one another of the existence of any Tax audit, controversy or litigation related to any allocation hereunder.

(b)          Taxes. Each Party shall bear their own Taxes as a result of the Transaction. Notwithstanding the preceding sentence, each of Sellers, on the one hand, and Buyer, on the other hand, shall be responsible for and pay in a timely manner fifty percent (50%) of all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees (“Transfer Taxes”), arising out of or in connection with or attributable to the Transaction. Sellers and Buyer shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes that are the primary responsibility of such Party under applicable Law; provided, however, that such Party’s preparation of any such Tax Returns shall be subject to the other’s approval, which approval shall not be unreasonably withheld or delayed; provided, further, that the Parties shall cooperate with each other, as reasonably requested, in connection with the preparation of any such Tax Returns.

(c)          Proration. Any ad valorem Taxes assessed against or with respect to the Purchased Assets shall be apportioned between Sellers and Buyer as of midnight of the day preceding the Closing Date. Such apportionment shall be made to the best of the parties’ abilities at the time of Closing based on the most recent personal property tax bills issued by the applicable taxing jurisdiction(s). If final amounts are not known at the time of Closing, such prorations shall be recalculated by Buyer and Sellers when the final amounts become known, and Buyer and Sellers shall make any additional payment or refunds, as the case may be, so that the correct prorated amount is paid by each of Buyer and Sellers. The terms and provisions of this Section 6.3(c) shall survive the Closing.

6.4	Employee Matters.

(a)          Sellers shall be responsible for any liability under the Workers’ Adjustment and Retraining Notification Act and any similar state or local Law or regulation relating to plant closings and layoffs with respect to Sellers’ employees who are terminated on or prior to the Closing Date. Buyer and Sellers agree that Buyer has not offered any terms of employment to any of Sellers’ employees as consideration for the sale contemplated herein. It is agreed that in the event that any employees of Sellers shall be employed by Buyer as the result of the Closing of the transaction contemplated herein, then each such individual employee of Sellers shall be an “employee-at-will” of Buyer, and Buyer shall have no contractual obligation with regard to such employment, except that, for purposes of the participation of any such acquired employees in the Buyer’s 401(k) and health plans, the Buyer shall cause such plans to take into account, for purposes of eligibility thereunder, the pre-Closing service of such employees as if such service was with Buyer or its Affiliates to the same extent such service was recognized by Sellers immediately prior to the Closing under the comparable Seller benefit plan, in all cases to the extent allowed under ERISA, the Code and applicable Law. This Section 6.4 shall be binding upon and inure solely to the benefit of the Parties, and nothing in this Section 6.4, express or implied, shall confer upon any Person, including any current or former employees of Sellers or any of their Affiliates, any participant in any Benefit Plan, or any dependent or beneficiary thereof, any third-party beneficiary or other rights or remedies of any nature whatsoever under or by reason of this Section 6.4. Sellers and Equity Holder shall cause all non-compete covenants currently in effect in favor of Sellers and/or Equity Holder, to the extent relating to the Purchased Assets and/or the Business, to be released or waived with respect to Buyer or any of its Affiliates, the Business or any of the Purchased Assets as of and after Closing. Nothing contained herein, express or implied, shall be construed to establish, terminate, amend or modify any benefit plan, program, policy, contract, agreement or arrangement.

(b)          Each of Sellers, Equity Holder and Guarantor shall cooperate in good faith with Buyer to cause each Key Employee or any other individuals identified by Buyer (i) to enter into a Retention Agreement no later than five (5) days prior to the Closing (but to be effective as of the Closing), and (ii) to pass Buyer’s hiring process, including without limitation background and drug checks. To the extent that any of the outstanding non-compete covenants between Sellers, Equity Holder, or Guarantor, on the one hand, and each Key Employee or any other individuals with whom Buyer (or an Affiliate of Buyer) has entered into a Retention Agreement, on the other hand, is not assignable to Buyer, at Buyer’s request, Sellers, Equity Holder, and Guarantor, as applicable, shall deliver to Buyer fully executed terminations of all such non-compete covenants in forms and substance satisfactory to Buyer.

6.5	Further Assurances.

(a)          Subject to the terms of this Agreement, Buyer, Sellers and Equity Holder shall execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions hereof and to consummate the transactions contemplated hereby. Each of the Parties shall use its reasonable efforts to fulfill or obtain the fulfillment of the conditions to Closing.

(b)          Buyer and Sellers will use commercially reasonable efforts to: (i) prepare, as soon as practicable, all filings and other presentations, if any, in connection with seeking any regulatory approval, exemption or other authorization from any Governmental Entity necessary to consummate the transactions contemplated hereby; (ii) prosecute such filings and other presentations with diligence; and (iii) oppose any objections to, appeals from or petitions to reconsider or reopen any such approval by Persons not party to this Agreement. In furtherance thereof, Buyer and Sellers will (A) use their respective commercially reasonable efforts to (1) facilitate obtaining any final order or orders approving such transactions, consistent with this Agreement and (2) remove any impediment to the consummation of the transactions contemplated hereby and (B) furnish all information in connection with the approvals of or filings with any Governmental Entity, if any. Buyer and Sellers will each advise the other Party promptly of any material communication received by such Party or any of their Affiliates from any Governmental Entity regarding any of the transactions contemplated hereby. None of Sellers, Equity Holder or Buyer shall independently participate in any substantive in person meeting with any Governmental Entity in respect of any such filings, presentations or other inquiry relating to the transactions contemplated hereby, without giving the others prior notice of the meeting, but only to the extent (x) permitted by such Governmental Entity or applicable Law, (y) that could not be reasonably expected to result in a conflict of interest, and (z) that could not be reasonably expected to conflict with any confidentiality obligations or privileges.

6.6          Conduct of Business of Sellers until Closing; Notifications. Sellers covenant and agree (and Equity Holder covenants and agrees to cause Sellers to do the following) that during the period from the date hereof to the Closing:

(a)          Sellers shall conduct the Business according to their ordinary and usual course of business and shall use their commercially reasonable efforts, subject to the foregoing, to preserve intact their business organization, to keep available the services of their officers and employees, and to maintain satisfactory relationships with any vendors, suppliers, distributors, customers, landlords and others having business relationships with them. Sellers shall confer with Representatives of Buyer from time to time to keep Buyer reasonably informed with respect to operational matters of a material nature and to report the general status of the ongoing operations of the Pharmacies and the Business. Sellers shall use commercially reasonable efforts to maintain the prescription volume at the Pharmacies, and will not remove or transfer any Purchased Assets from the Pharmacies other than in the ordinary course of business.

(b)          Except as contemplated by this Agreement, Sellers shall not, without the prior written consent of Buyer, place any Lien on any of the Purchased Assets, except in the ordinary and usual course of business.

(c)          Sellers shall advise Buyer in writing promptly, but in any event prior to the Closing, of: (i) any litigation, arbitration, administrative proceeding or Governmental Entity inquiry pending or, to the Knowledge of Sellers, threatened against Sellers or Buyer, as the case may be, which is directly related to the Transaction, or any other written notice or communication from any Governmental Entity in connection with the Transaction; (ii) the occurrence of any event which renders any of the representations or warranties set forth herein inaccurate or the awareness of Sellers that any representation or warranty set forth herein was not accurate when made; (iii) any fact that, if existing or known on the date of this Agreement would have been required to be set forth or disclosed pursuant to this Agreement; and (iv) the failure of Sellers to comply with or accomplish any of the covenants or agreements set forth herein. Any notice given pursuant to this Section 6.6(c) shall not operate to cure any breach of the representations and warranties made by Sellers unless only to the extent that such breach relates solely to the failure to include such information due to the fact that such information arises subsequent to the date hereof.

(d)          Buyer agrees that, in the event, prior to the Date of Inventory, Sellers receive from any Pharmacy customer any objection to the transfer of such Pharmacy customer’s prescription records to Buyer’s store(s), and/or any instruction from a Pharmacy customer to transfer said Pharmacy customer’s prescription records to a pharmacy other than Buyer’s store, Sellers shall be relieved of its obligation under Section 1.1(b)(i) to transfer such Pharmacy customer’s prescription records to Buyer (except to the extent that such a transfer is required by Law) and such transfer shall not be a breach of Section 1.1(b)(i) provided that any such instruction from a Pharmacy customer to transfer said Pharmacy customer’s prescription records is obtained in good faith and in the ordinary course of business and not for the purpose of undermining or circumventing the transactions contemplated hereby, including, without limitation, by Sellers actively soliciting such transfers to other pharmacies owned or operated by Sellers, Equity Holder, Guarantor and/or their respective Affiliates. Upon request by Buyer in connection with any such transfer(s), which request may be made on one or more occasions (but on no more than five occasions), Sellers shall deliver to Buyer a detailed statement setting forth any prescriptions transferred from the Pharmacy to other pharmacies for the dates specified in Buyer’s request. Each such statement shall (i) be de-identified of any patient specific information, (ii) include the location to which the prescriptions were transferred and the number and types of prescriptions so transferred, (iii) be certified in writing as true and accurate by an authorized representative of Sellers, and (iv) otherwise be in a form and content reasonably acceptable to Buyer.

6.7          Pre-Closing Control. Buyer acknowledges and agrees that: (a) nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of any Seller or the Business prior to the Closing Date, (b) prior to the Closing Date, each Seller shall exercise complete control and supervision over its operations, and (c) notwithstanding anything to the contrary set forth in this Agreement, no consent of Buyer shall be required with respect to any matter set forth in Section 6.6 or elsewhere in this Agreement to the extent the requirement of such consent violates any Law.

6.8          Consents, Authorizations, etc. Each Party will use commercially reasonable efforts to obtain all consents, clearances, authorizations, orders and approvals of, and make all filings and registrations with, any Governmental Entity or any other Person required for or in connection with the consummation by it of the transactions contemplated on its part hereby and will cooperate reasonably with the others in assisting them to obtain such consents, clearances, authorizations, orders and approvals and to make such filings and registrations. No Party will intentionally take, or omit to take, any action, which action or omission will have the effect of materially delaying, impairing or impeding the receipt of any required consent, clearance, authorization, order or approval or the making of any required filing or registration. Buyer shall control and lead all communications and strategies relating to any consent, clearance, authorization, the approval or the making of any required filing or registration, and any Governmental Entity inquiries in connection with the transactions contemplated by this Agreement. The Parties shall use commercially reasonable efforts to coordinate with respect to all such activities. This covenant shall survive the Closing and will remain in full force and effect.

6.9          Notifications. Sellers shall send all required notifications of the sale of the Purchased Assets hereunder to all applicable Governmental Entities. Sellers shall, within two (2) business days following the Closing, forward to Buyer a copy of each Seller’s notice letter to the Board of Pharmacy and a copy of each Seller’s notice letter to the United States Drug Enforcement Agency (“DEA”). The notice letters may be forwarded to Buyer via facsimile to 401-216-0705 or (PDF) at sofia.chaplin@cvshealth.com. Sellers shall also surrender the pharmacy license for each Pharmacy to the applicable Governmental Entities as soon as allowed by applicable Law after the Date of Inventory; provided that Sellers shall use good faith efforts to surrender the pharmacy license for each Pharmacy in a timely manner. The terms and provisions of this Section 6.9 shall survive the Closing.

6.10          Licenses; Provider Numbers. Sellers expressly acknowledge and agree that Buyer is not assuming, and Buyer expressly disclaims and declines assumption of the Medicare provider numbers of Sellers. Additionally, Buyer expressly disclaims and declines assumption of any of Sellers’ third party provider numbers or licenses. Buyer shall not assume, and shall not be deemed to have assumed, any and all obligations and/or liabilities of Sellers, Equity Holders, Guarantor, the Business, the Purchased Assets or the Pharmacies with respect to all third party provider numbers and licenses, and said obligations and/or liabilities shall remain with Sellers, Equity Holder or Guarantor, as applicable. Each Seller acknowledges that Buyer maintains relationships with several third party payors and providers and that such relationships may change from time to time without notice. Each Seller further acknowledges that it did not rely on the continuation of Buyer’s current relationship with any third party payor or provider when entering into this Agreement. The terms and provisions of this Section 6.10 shall survive the Closing.

6.11          Access and Information. Between the date of this Agreement and the Closing, Sellers will (i) give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access, upon prior written request and during normal business hours, to all properties, books, records, and documents of Sellers that are directly related to the Purchased Assets or operation of the Pharmacies, (ii) furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Pharmacies and the Purchased Assets as Buyer may reasonably request, (iii) cooperate and prioritize and allocate its resources as reasonably necessary to work with Buyer and its representatives, subcontractors and/or agents to ensure proper data conversion, (iv) deliver to Buyer (in electronic form where available) commencing promptly after the date hereof the data reasonably requested by Buyer in order to commence and progress item match and other transition related planning activities, and (v) instruct the employees, counsel, financial advisors and auditors of Sellers to reasonably cooperate with Buyer in connection with the foregoing, in each case, subject to applicable Law; provided that it is understood and agreed that Buyer has informed Sellers that the access and conduct that is required by this Section 6.11 is critical to its ability to conduct business and service customers of the Pharmacies at Closing, but that such access and conduct must be provided or performed in a form or manner or pursuant to a process that complies with applicable Law and any medical privacy policy of Sellers maintained for the benefit of third parties that imposes a legally binding obligation on Sellers or is required to be complied with in order to be in accordance with applicable Law. To the extent that providing access to certain information or personnel or taking certain action under this Section 6.11 would not so comply in a given form or manner or pursuant to a given process, the Parties shall agree on a form or manner of access or conduct that will both enable Buyer to conduct business and service customers of the Pharmacies at Closing and will comply with applicable Law and any such policy (e.g., pricing information may be redacted from the item files and pharmacy reimbursement rates may be redacted from third party plan information).

6.12          Change of Name. Within five (5) business days of Closing, Sellers shall cause to be filed with the appropriate Secretary of State offices any document, and shall execute such documents and all other papers and perform such further acts as may be reasonably required or desirable to effect the change of the corporate (or any “doing business as”) name(s) of Sellers in each jurisdiction in which such name(s) are registered to names that do not include the words “EntrustRx” or any variation thereof. In addition, Sellers shall notify Buyer in advance of any such filings and shall provide any necessary consents or approvals to allow Buyer to reserve or otherwise use the corporate (or “doing business as”) name “EntrustRx.”

6.13          Exclusivity. Except as otherwise set forth in this Section 6.13, until the Closing or earlier termination of this Agreement, none of Sellers, Equity Holder, their respective managers, members, officers, agents or Representatives will (and will not cause or permit any of their Affiliates (or any of the officers, managers, directors, agents or representatives thereof) to) (a) initiate the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the equity securities or assets of Sellers (however structured) (such proposal, an “Acquisition Proposal”), (b) propose, enter into or participate in negotiations or discussions with, or provide any information or data to, any Person (other than Buyer or any of its Affiliates or Representatives) relating to any Acquisition Proposal, or (c) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby. Upon execution of this Agreement, Sellers and Equity Holder shall, and shall cause its Affiliates (and the officers, directors, agents and representatives thereof) immediately to cease any existing activities, discussions or negotiations with any Persons conducted prior to the date hereof with respect to any of the foregoing.

6.14          Forwarding of Funds. Sellers and Buyer covenant and agree to remit, as promptly as reasonably practicable to the other party any payments received, which payments are on or in respect of accounts or notes receivable owned by (or are otherwise payable to) the other party. Buyer agrees to forward to Sellers any sums of money received by Buyer for pharmacy services rendered by Sellers prior to the Date of Inventory. Sellers agrees to forward to Buyer any sums of money received by Sellers for pharmacy services rendered by Buyer following the Date of Inventory.

6.15          Payor Offsets, Recoupment, etc. In the event of a determination by any Governmental Entity or third party payor that payments to Sellers resulted in an overpayment or other determination that funds previously paid by any Payment Program to Sellers must be repaid, Sellers shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered on or prior to the Effective Time, and Buyer shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered after the Closing Date.

6.16          CSOS. Sellers agree, and Equity Holder agrees to cause Sellers, to (a) maintain a person designated as Sellers’ Controlled Substances Ordering System (“CSOS”) Coordinator for at least two (2) years following the Closing (or any longer period required by applicable state Law); (b) provide Buyer with the appropriate contact information to direct the DEA to this CSOS Coordinator; (c) retain all CSOS-related records in accordance with applicable DEA regulations, including regulations specific to CSOS-related record retention; and (d) provide Buyer with hard copies of all CSOS-related records for the two (2) year period preceding the Closing (or any longer period required by applicable state Law) at or before Closing, including records of all orders placed and received via Sellers’ CSOS system (the orders and any disposition data (quantity received, date received, any statements of nonacceptance, etc.) must be clearly associated with each other), and DEA Forms 222 from the two (2) years preceding the Closing (or any longer period required by applicable state Law).

6.17          DSCSA. Sellers agree to provide Buyer with all product tracing information and other information required by the Drug Supply Chain Security Act (“DSCSA”) for the prescription merchandise to be purchased by Buyer under Section 1.1(b)(ii) hereof, including, without limitation, transaction histories, transaction statements, and transaction information, for such merchandise (collectively, the “DSCSA Records”). At no additional cost to Buyer, Sellers shall fully cooperate and assist Buyer, at least thirty (30) days prior to the Closing Date, in Buyer’s efforts to effect a transfer of the DSCSA Records using such means and efforts as determined by Buyer in its sole discretion. Such cooperation shall include Sellers taking such actions as may be necessary, including, without limitation, executing a release or authorization for the benefit of any third parties that are maintaining any DSCSA Records on behalf of Sellers, as may be necessary to facilitate the transfer of all DSCSA Records to Buyer.

6.18          Pharmacy Records. The Parties acknowledge that Buyer and Sellers are each a “Covered Entity” as that term is defined under HIPAA. To facilitate the transition of care from Sellers to Buyer, it is necessary that Buyer have access to electronic patient records prior to the Closing Date.

(a)          Commencing on the date hereof and in anticipation of the Transaction, Sellers will deliver electronic copies of the Pharmacy Records to Buyer. Buyer agrees to implement appropriate safeguards to restrict the access and use of the Pharmacy Records prior to Closing for data migration and integration purposes. If for whatever reason the transaction does not close, Buyer agrees to take reasonable steps to remove the Pharmacy Records from its active servers and dispensing system.

(b)          On the Closing Date, Sellers will deliver original copies of any Pharmacy Records required by applicable state or federal Law to be maintained onsite in hard copy form to Buyer.

(c)          To the extent permitted in accordance with HIPAA, the federal regulations published at 45 CFR parts 160 and 164, and other applicable Laws, Buyer hereby agrees to make available to Sellers, in a form reasonably determined by Buyer, copies of the Pharmacy Records if, after the Closing Date and for a legitimate business reason, Sellers require copies of the Pharmacy Records transferred to Buyer pursuant to this Agreement.

(d)          Sellers agree that they shall not use the Pharmacy Records for any purpose after Closing, except as required by Law, in connection with pending litigation, or the resolution of third party claims. Sellers further agree that neither Sellers nor any of their Affiliates will solicit, whether by mail, internet or any other means, any of the patients whose Pharmacy Records are being transferred to Buyer pursuant to this Agreement.

(e)       Sellers will work in good faith, assist, and cooperate with Buyer to transfer the Pharmacy Records in the most effective, efficient, and secure manner, using such means and efforts as determined by Buyer in its sole discretion. Upon Buyer’s request in the event the Pharmacy Records are not properly converted or transferred to Buyer prior to the Closing, Sellers shall cooperate with Buyer in good faith to assist Buyer with such conversion or transfer and/or provide Buyer with any such missing or incomplete Pharmacy Records.

6.19         Guaranty. Guarantor shall enter into the Guaranty dated as of the date hereof.

6.20         Pharmacy Closing. On the evening prior to the Date of Inventory or as soon as allowed thereafter by applicable Law provided that Sellers are using their good faith efforts, Sellers shall close the Pharmacies to the general public and the Pharmacies shall remain closed thereafter. Sellers shall, within thirty (30) days of the Date of Inventory, remove all interior and exterior signage in reference to each such Pharmacy and all pharmacy-related fixtures and equipment. The terms and provisions of this Section 6.20 shall survive Closing.

6.21         Non-Competition Covenants.

(a)       For a period the shorter of (i) three (3) years commencing on the Date of Inventory or (ii) the period commencing on the Date of Inventory until a Change of Control of Guarantor, Sellers, on behalf of themselves, and Guarantor, on behalf of itself and its subsidiaries and controlled Affiliates, each agree that it will not, directly or indirectly (through itself or one or more intermediaries): (A) be employed by, form, acquire, invest in, finance, manage, own, operate, lease or sublease the Pharmacy locations to, whether as a stockholder, partner, lessor, lessee, member, joint venture, advisor, employee, consultant, independent contractor or otherwise, an enterprise which is engaged in the business of a Restricted Pharmacy anywhere within the United States (the “Restricted Territory”), including, but not limited to, any enterprise that: (x) operates or markets, directly or indirectly, a Restricted Pharmacy (open-door, mail order or otherwise) in the Restricted Territory; or (y) operates or markets, directly or indirectly, a Restricted Pharmacy outside of the Restricted Territory that sells prescriptions in the Restricted Territory or delivers prescriptions (by mail or otherwise) into the Restricted Territory; (B) hire, engage, employ or interfere with the employment of, or attempt to hire, engage, employ or interfere with the employment of, either directly or indirectly, the Key Employees, or induce or attempt to induce, either directly or indirectly, any of them to leave the employ of Buyer or any Affiliate, or violate the terms of his or her contract with Buyer or any Affiliate; or (C) call upon, solicit, advise or otherwise do or attempt to do, directly or indirectly (including, without limitation, hiring sale force for such purposes), Restricted Pharmacy business with any clients, suppliers, customers or accounts of the Restricted Pharmacy business of Buyer or any Affiliate in the Restricted Territory.

(b)       Sellers, on behalf of themselves, and Guarantor, on behalf of itself and its subsidiaries and other Affiliates, each agree that, following the Closing, it (i) shall not, in the United States or any foreign country, directly or indirectly utilize the name “EntrustRx” or any derivations thereof in perpetuity, (ii) shall not use Sellers’ websites and social media accounts used in any specialty pharmacy business in perpetuity, and (iii) shall not, in the United States or any foreign country, directly or indirectly, utilize the trade names or “doing business as” names of the Business or any derivative thereof, in perpetuity.

(c)       Consideration. Sellers and Guarantor each acknowledge that they will receive substantial benefit from the purchase of the Purchased Assets hereunder and said purchase of the Purchased Assets hereunder shall be deemed to be good and sufficient consideration for the covenants set forth herein. Sellers and Guarantor each acknowledge and agree that the foregoing covenants are a material inducement to Buyer to enter into this Agreement, and Buyer is doing so in reliance upon Sellers and Guarantor agreeing to be bound by such covenants.

(d)       Retained Business. The Parties acknowledge that Sellers and/or other subsidiaries or Affiliates of Guarantor shall continue to operate the Retained Business following the Closing. The Parties agree that Sellers and/or other subsidiaries or Affiliates of Guarantor shall not dispense any Specialty Drugs, other than Specialty Drugs dispensed at retail at or through the Retained Business. Notwithstanding the foregoing, Sellers and/or other subsidiaries or Affiliates of Guarantor shall not, directly or indirectly, market their ability to dispense Specialty Drugs at retail in connection with the Retained Business or otherwise solicit such business (including, without limitation, hiring a sales force for such purpose). Dispensing of such Specialty Drugs at or through the Retained Business in accordance with this Section 6.21 shall not constitute a breach of Section 6.21(a) above.

(e)       Remedies. Sellers and Guarantor hereby agree that if any Seller, Guarantor, or any of its subsidiaries or Affiliates shall breach the provisions of this Section 6.21, it will cause irreparable damage to Buyer and in the event of such breach Buyer shall have available all its right and remedies at Law or in equity, without any limitation (including but not limited to limitations set forth in ARTICLE VII), such as, but not limited to, the right to a reimbursement from Guarantor of the consideration paid hereunder and the right to injunctive relief. The terms and provisions of this Section 6.21 shall survive the Closing.

6.22         Outstanding Non-Compete Agreement. After the date hereof, none of Sellers, Equity Holder, or Guarantor shall, directly or indirectly, terminate, cause to be terminated, or attempt to terminate or cause to be terminated, any outstanding non-compete agreements in favor of Sellers, Equity Holder or Guarantor with respect to the Business, to the extent that such non-compete agreements are not assumed by Buyer and not terminated at Buyer’s request. Each of Sellers, Equity Holder, and Guarantor, as applicable, shall keep each such non-compete agreement in full force and effect in accordance with their respective terms. None of Sellers, Equity Holder, or Guarantor shall waive their respective rights thereunder without the prior written consent of Buyer. Each of Sellers, Equity Holder and Guarantor shall, at Buyer’s expense, (a) promptly deliver at Closing to Buyer fully executed waivers and/or releases of all such non-compete covenants in forms and substance satisfactory to Buyer, to the effect that such non-compete covenants will be waived and released with respect to any Actions against Buyer or any of its Affiliates, the Pharmacies, or any of the Acquired Assets as of and after Closing and (b) diligently pursue Actions against any other third party to enforce such non-compete covenants. Each of Sellers, Equity Holder and Guarantor agrees that Buyer and its heirs, executors, administrators, legal representatives, successors and assigns are intended third party beneficiaries of such non-compete agreements and Buyer shall have the right to enforce such non-compete agreements in its own name.

6.23         Other Documents. Following the Closing, Sellers shall deliver to Buyer such other documents, instruments or certificates required to be delivered in connection with Sellers’ obligations under this Agreement, as Buyer or its counsel may reasonably request.

ARTICLE VII

INDEMNIFICATION

7.1           Survival. All representations and warranties contained in this Agreement or given in writing pursuant to this Agreement, or in any other agreement, certificate, instrument or document delivered in connection with the transactions contemplated by this Agreement shall survive the Closing for a period of eighteen (18) months, except (a) the representations and warranties set forth in Sections 2.1 (Organization; Good Standing), 2.2 (Authority and Enforceability; Ownership), 2.5(a) (Assets and Properties), 2.12 (Brokers or Finders), 2.17 (No Bankruptcy; Solvency; Fraudulent Conveyance), 3.1 (Organization and Good Standing), 3.2 (Authority and Enforceability), 3.5 (Brokers or Finders), 3.6 (No Bankruptcy; Solvency; Fraudulent Conveyance), 4.1 (Organization and Good Standing), 4.2 (Authority and Enforceability), 4.5 (Brokers or Finders), and 4.6 (No Bankruptcy; Solvency; Fraudulent Conveyance) shall survive indefinitely, and (b) the representations and warranties set forth in Sections 2.8 (Health Care Matters), 2.10 (Labor and Employment Matters), and 2.11 (Taxes) shall survive for the applicable statute of limitations plus sixty (60) days. Any misrepresentation arising from fraud shall survive indefinitely (the representations and warranties set forth in the sections referenced in (a) and (b), the “Fundamental Representations”). All covenants and agreements respectively made by Sellers, Equity Holder, and Buyer in this Agreement or in any other Ancillary Documents, which are to be performed after the Closing Date shall survive the Closing and will remain in full force and effect thereafter until (a) in the case of all covenants and agreements that have specified terms or periods, until the expiration of the terms or periods specified therein; and (b) in the case of all other covenants and agreements that do not have specified terms or periods, until the fulfillment thereof. The period of time a covenant, agreement, representation or warranty survives the Closing pursuant to this Section 7.1 shall be the “Survival Period” with respect to such covenant, agreement, representation or warranty. It is the express intent of the parties that, if the applicable Survival Period for an item as contemplated by this ARTICLE VII is shorter than the statute of limitations that would otherwise have been applicable to such item, then the applicable statute of limitations with respect to such item shall be reduced to the shorter Survival Period contemplated hereby. The Parties further acknowledge that the time periods set forth in this ARTICLE VII for the assertion of claims under this Agreement are the result of arms-length negotiation among the Parties and that the Parties intend for such time periods to be enforced as agreed by the Parties.

7.2           Indemnification by Seller and Equity Holder. From and after the Closing, Sellers and Equity Holder shall jointly and severally indemnify and defend Buyer and its Affiliates and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (collectively, the “Buyer Indemnitees”) against, and shall hold them harmless from, any and all losses, liabilities, damages, claims, costs and expenses (including reasonable legal, consultant, accounting and other professional fees), whether or not arising from third party claims; but excluding in all cases any punitive, special, or exemplary damages (except in any such case, amounts payable with respect to third party claims) (collectively, “Losses”), resulting from, arising out of, or incurred by any Buyer Indemnitee in connection with, or otherwise with respect to:

(a)       any breach of any representation and warranty or other statement by Sellers or Equity Holder contained in this Agreement, or in any other Ancillary Document delivered to Buyer in connection with the transactions contemplated by this Agreement;

(b)       any breach of any covenant of Sellers or Equity Holder contained in this Agreement, or in any Ancillary Document delivered to Buyer in connection with the transactions contemplated by this Agreement; and

(c)	the Excluded Assets and the Excluded Liabilities.

7.3            Indemnification by Buyer. From and after the Closing, Buyer shall indemnify and defend Sellers, Equity Holder, and each of their respective Affiliates and members, managers, officers, directors, employees, agents, successors and assigns (collectively, the “Seller Indemnitees”) against, and shall hold them harmless from, any and all Losses resulting from, arising out of, or incurred by any Seller Indemnitee in connection with, or otherwise with respect to: (a) any breach of any representation and warranty or other statement by Buyer contained in this Agreement or any certificate furnished to Sellers pursuant to this Agreement; and (b) any breach of any covenant or agreement of Buyer contained in this Agreement.

7.4           Indemnification by Guarantor. From and after the Closing, Guarantor shall indemnify and defend Buyer Indemnitees against, and shall hold them harmless from, any and all Losses, resulting from, arising out of, or incurred by any Buyer Indemnitee in connection with, or otherwise with respect to:

(a)       any breach of any representation and warranty or other statement by Guarantor contained in this Agreement, or in any other Ancillary Document to which Guarantor is a party delivered to Buyer in connection with the transactions contemplated by this Agreement; and

(b)       any breach of any covenant of Guarantor contained in this Agreement, or in any Ancillary Document to which Guarantor is a party delivered to Buyer in connection with the transactions contemplated by this Agreement.

7.5           Materiality. Following the determination that a breach of a representation, warranty, covenant or agreement has occurred, for purposes of computing any Loss under this ARTICLE VII with respect to any representation, warranty, covenant or agreement that is qualified as to materiality by use of the terms “in all material respects,” or words of substantially equivalent meaning, the amount of the Loss shall be the entire Loss arising by reason of the breach of such representation, warranty, covenant or agreement and not merely the amount of such Loss in excess of the minimum amount that would result in such representation, warranty, covenant or agreement being breached.

7.6           Indemnification Procedures for Third Party Claims.

(a)       In the event that any Person that is seeking indemnification (“Indemnitee”) from any other Party (“Indemnitor”) pursuant to the provisions of this Agreement receives notice of the assertion of any claim or the commencement of any action by a third party in respect of which indemnity may be sought under the provisions of this ARTICLE VII (“Third Party Claim”), the Indemnitee shall promptly notify the Indemnitor in writing of such Third Party Claim (“Notice of Claim”). Failure or delay in notifying the Indemnitor will not relieve the Indemnitor of any Liability it may have to the Indemnitee, except and only to the extent that such failure or delay causes actual material harm to the Indemnitor with respect to such Third Party Claim. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such Third Party Claim.

(b)       If the Indemnitor does not give notice to the Indemnitee that it disputes any Notice of Claim within sixty (60) days after its receipt of the Notice of Claim, the claim specified in such Notice of Claim will be conclusively deemed a Loss subject to indemnification hereunder. The Indemnitor shall have the right (but not the obligation), with counsel of its choice reasonably acceptable to Indemnitee, to defend, conduct and control the defense of any Third Party Claim which (i) involves only monetary damages and does not seek any injunction or other equitable relief and (ii) does not relate to any criminal or regulatory enforcement action, and any litigation or other proceeding resulting from such Third Party Claim, at the sole cost and expense of the Indemnitor, and the Indemnitee will provide reasonable cooperation in the defense of any Third Party Claim. In such case the Indemnitee may participate, at its own expense, in such defense. In the event that the Indemnitee determines in good faith that a conflict of interest exists or that there are defenses, claims or counterclaims available to the Indemnitee that are not available to the indemnifying party, then the Indemnitee shall have the option of obtaining its own counsel for such claim at the Indemnitor’s cost and expense. If the Indemnitor elects not to compromise or defend against the asserted liability, or fails to notify the Indemnitee of its election as herein provided, the Indemnitee may at the Indemnitor’s expense, pay, compromise or defend such asserted liability. Notwithstanding anything contained herein to the contrary, neither the Indemnitor nor the Indemnitee shall approve of the entry of any judgment or enter into any settlement or compromise with respect to any claim it may defend hereunder without the prior written consent of the other party which consent may not be unreasonably withheld, conditioned or delayed.

7.7           Indemnification Procedures for Non-Third Party Claims. In the event of a claim that does not involve a Third Party Claim being asserted against it, the Indemnitee shall send a Notice of Claim to the Indemnitor. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such claim. The Indemnitor will have sixty (60) days from receipt of such Notice of Claim to dispute the claim and will reasonably cooperate and assist the Indemnitee in determining the validity of the claim for indemnity. If the Indemnitor does not give notice to the Indemnitee that it disputes such claim within sixty (60) days after its receipt of the Notice of Claim, the claim specified in such Notice of Claim will be conclusively deemed a Loss subject to indemnification hereunder and the Indemnitor shall be obligated to pay the Indemnitee the amount set forth in the Notice of Claim within sixty (60) days after the date that the Notice of Claim had been given to the Indemnitor. In the event that a notice of dispute is timely given to an Indemnitee, the Parties shall have thirty (30) days to resolve any such dispute. In the event that such dispute is not resolved by such Parties within such period, the Parties shall have the right to pursue all available remedies to resolve such dispute.

7.8           Calculation of Losses; Determination of Application. For the purposes of calculating Losses to which the Indemnitees are entitled under this ARTICLE VII, such Losses shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement. If an Indemnitee actually receives any proceeds pursuant to the terms of any insurance policies in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnitor pursuant to this ARTICLE VII, the Indemnitee shall promptly remit to the Indemnitor the excess (if any) of (i) the amount paid by the Indemnitor and received by the Indemnitee in respect of such Loss, plus the amount Indemnitee actually received from the insurers in respect thereof, less (ii) the full amount of Loss asserted by such Indemnitee.

7.9           Additional Limits on Indemnification. The obligation of Sellers and Equity Holder to indemnify the Buyer Indemnitees pursuant to Section 7.2 is subject to the following additional limitations and qualifications:

(a)       Sellers, Equity Holder and Guarantor shall have no indemnification liability pursuant to Section 7.2(a) until the aggregate amount of all Losses incurred by the Buyer Indemnitees exceeds $400,000 (the “Deductible”), and thereafter, Seller, Equity Holder and Guarantor shall be liable for the amount of such Losses in excess of the Deductible.

(b)       The maximum aggregate indemnification obligation of Sellers, Equity Holder and Guarantor pursuant to Section 7.2(a) (except for claims based upon or arising from breaches of any Fundamental Representations) shall not exceed $4,000,000 (the “Cap”); provided, however, the Cap shall not apply to claims for Losses based upon or arising from any Fraud.

(c)       The maximum aggregate amount that may be recovered by all Buyer Indemnitees with respect to any action or claim claims based upon or arising from breaches of any Fundamental Representations (excluding claims for Losses based upon or arising from any Fraud) under Section 7.2(a) shall not exceed the Purchase Price.

7.10         Exclusive Remedy. The Parties agree that, from and after the Closing Date, the sole and exclusive remedies of the Parties, the Buyer Indemnitees and the Seller Indemnitees for any Losses against each other with respect to the transactions contemplated in this Agreement for monetary relief with respect to any breach of any representation or warranty or any failure to perform any covenant or agreement set forth in this Agreement (other than those arising from Fraud) are the indemnification and/or reimbursement obligations of the parties set forth in this ARTICLE VII or any Ancillary Documents; provided, however, that nothing in this Agreement shall interfere with or impede (i) the rights of any party hereto to seek the remedy of specific performance, injunctive relief or other non-monetary equitable remedies where available hereunder; (ii) the rights of any person under any other written agreements entered into in connection with the transactions contemplated by this Agreement, except to the extent that such agreements specifically provide that the indemnification provisions of this Agreement are the exclusive remedy; (iii) claims of, or causes of action arising from Fraud; or (iv) claims of, or causes of actions arising from, Section 6.21.

7.11         Adjustment to Purchase Price. The Parties agree that any indemnification payments made pursuant to this Agreement shall be treated for income Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

7.12         Mitigation; Cooperation. Each Party shall take all commercially reasonable steps to mitigate any of its Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto. Each of the Parties shall cooperate with the others with respect to resolving any claim or Liability with respect to which one Party is obligated to indemnify another Party hereunder, including by using commercially reasonable efforts to mitigate or resolve any such claim or Liability and mutually and reasonably agreeing on reasonable legal budgets and fees.

7.13         Termination of Indemnification. The obligations to indemnify and hold harmless a Party hereto in respect of a breach of representation or warranty or covenant will terminate at the end of the applicable Survival Period (as set forth in Section 7.1), unless, with respect to a representation, warranty and covenant that terminates following the Closing Date, an Indemnitee has made a proper claim for indemnification pursuant to Section 7.2, 7.3 or 7.4, as applicable, subject to the terms and conditions of this ARTICLE VII, prior to the end of the applicable Survival Period, in accordance with Section 7.6. If an Indemnitee has made a proper claim for indemnification pursuant to Section 7.2, 7.3 or 7.4, as applicable, prior to the end of the applicable Survival Period, then such claim for such Loss incurred, if then unresolved, will not be extinguished by the passage of the deadlines set forth in Section 7.1.

ARTICLE VIII

TERMINATION

8.1           Termination. This Agreement may be terminated at any time prior to the Closing:

(a)       by mutual written agreement of Buyer and Sellers;

(b)       by Buyer, if the transactions contemplated by this Agreement have not been consummated by June 30, 2018 due to the failure of Sellers to satisfy a condition set forth in Section 1.4(a) (other than those conditions that have been waived by Buyer), and if Buyer has satisfied all of the conditions set forth in Section 1.4(b) (other than Section 1.4(b)(v)) and would have been able to satisfy the condition set forth in Section 1.4(b)(v) (provided, however, that, for purposes of this Section 8.1(b), any condition merely requiring the delivery of a document shall be deemed satisfied prior to Closing if such document is provided in escrow pending Closing); or

(c)       by Sellers, if the transactions contemplated by this Agreement have not been consummated by June 30, 2018 due to the failure of Buyer to satisfy a condition set forth in Section 1.4(b) (other than those conditions that have been waived by Sellers), and if Sellers have satisfied all of the conditions set forth in Section 1.4(a) (provided, however, that, for purposes of this Section 8.1(c), any condition merely requiring the delivery of a document shall be deemed satisfied prior to Closing if such document is provided in escrow pending Closing).

8.2       Effect of Termination. Any proper termination of this Agreement under Section 8.1 will be effective immediately upon the delivery of a valid written notice of the terminating Party to the other Parties hereto. In the event of termination of this Agreement as provided in Section 8.1 hereof, (a) this Agreement shall forthwith become null and void and be of no further force or effect, except as set forth in Section 1.2(a)(i), Section 6.1, Section 6.2, this Section 8.2, Section 8.3 and ARTICLE IX, each of which shall remain in full force and effect and survive any termination of this Agreement in accordance with the terms thereof, and (b) there shall be no Liability on the part of any Party hereto (or any of their respective Affiliates, directors, officers, employees, members or other equity holders, agents or Representatives).

8.3           Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the other Ancillary Documents and the transactions contemplated hereby and thereby shall be paid by the Party incurring such expenses, whether or not the Transaction is consummated, including without limitation, any and all attorneys’ fees and costs through all levels of proceedings.

ARTICLE IX

MISCELLANEOUS

9.1       Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by electronic mail, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day, or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to Sellers, Equity Holder or Guarantor to:

Fred’s, Inc.

4300 New Getwell Road

Memphis, TN 38118

Attention: Joe Anto, Interim CEO and CFO

Email: janto@fredsinc.com

With a required copy to (which notice shall not constitute notice):

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, TN 37201

Attention:      Michael R. Hess

                        Kris Kemp

Email:              mhess@bassberry.com

kkemp@bassberry.com

If to Buyer to:

CVS Pharmacy, Inc.
One CVS Drive
Woonsocket, RI 02895
Attention:	Christopher T. Mercer, Senior Legal Counsel
Email:	christopher.mercer@cvshealth.com

With required copy to (which notice shall not constitute notice):

CVS Pharmacy, Inc.
One CVS Drive
Woonsocket, RI 02895
Attention:	Syed Husain, Vice President
Email:	syed.husain@cvshealth.com

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice in accordance with this Section 9.1 to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

9.2           Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective.

9.3           Expenses. Each Party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties.

9.4           Successors and Assigns. This Agreement may not be assigned by any Party without the prior written consent of the other Parties; provided, however, that Buyer may assign this Agreement, in whole or in part, to one or more of its Affiliates without the consent of Sellers as long as Buyer remains liable for the full and faithful performance of all liabilities, obligations and responsibilities of Buyer arising hereunder or in connection herewith. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Parties and their respective executors, heirs, personal representatives, successors and assigns.

9.5           Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions that would cause the application of the substantive Laws of any jurisdiction other than the State of Delaware.

9.6           Consent to Jurisdiction; Waiver of Jury Trial. Each Party irrevocably submits to the exclusive jurisdiction of (a) the State of Delaware, and (b) the United States District Court for the District of Delaware, for the purposes of any action arising out of this Agreement or any transaction contemplated hereby. Each Party agrees to commence any such action either in the United States District Court for the District of Delaware or if such action may not be brought in such court for jurisdictional reasons, in the state chancery courts of the State of Delaware. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action in the State of Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 9.6. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action arising out of this Agreement or the transactions contemplated hereby in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.

9.7           Counterparts. This Agreement may be executed in any number of counterparts and delivered via facsimile or electronic mail, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

9.8           Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the Parties any rights or remedies hereunder; except that in the case of ARTICLE VII hereof, the other Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of such sections and shall have the right to enforce such sections in their own names.

9.9           Interpretation. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified. The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified. A reference to any Party or any other agreement or document shall include such Party’s predecessors, successors and permitted assigns. Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. Any document or item will be deemed “delivered,” “provided” or “made available” within the meaning of this Agreement if such document or item is (a) included in any electronic data room or (b) actually (including electronically) delivered or provided to Buyer or any of Buyer’s Representatives.

9.10         Entire Agreement. This Agreement, the Confidentiality Agreement and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the Parties with respect to the transactions contemplated by this Agreement. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

9.11         Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.12         Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

9.13         Arms-Length Transaction. Each of Buyer and Sellers hereby acknowledges and agrees that (a) it is not the purpose of this Agreement or any of the transactions contemplated hereby to exert influence in any way over the judgment of any party with respect to the referral of patients or business, (b) it is the intent of the parties that any referrals that may be made by Sellers to Buyer’s business shall be based solely upon the professional judgment and discretion of the referring party while acting in the best interests of the patient, and (c) the consideration hereunder is consistent with fair market value in an arm’s length transaction and no part of the purchase price or other amounts payable hereunder takes into consideration the volume or value, if any, of referrals or business generated between the parties. Each of the parties hereby certifies that such party has not and will not violate 42 U.S.C. §1320a-7b(b), as amended, or any state anti-kickback laws, with respect to such party’s performance under this Agreement.

9.14         Time of the Essence. Time is of the essence in this Agreement. If the date specified for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next date which is a Business Day.

9.15         Schedules. No reference to or disclosure of any information in the Schedules shall be construed as an admission or indication that such information is material or that such information is required to be referred to or disclosed in the Schedules, nor shall such information be deemed to establish a level or standard of materiality for purposes of this Agreement. The Schedules are arranged in sections corresponding to the sections contained in this Agreement merely for convenience, and the disclosures made in any single Schedule shall be incorporated by this reference in each of the other Schedules to the extent that it is reasonably apparent that such incorporated disclosure relates to the subject matter of the Schedule into which it is being incorporated pursuant to this sentence.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

BUYER:

Advanced Care Scripts, Inc.

By:	/s/ Syed Husain
Name:	Syed Husain
Title:	Vice President

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

BUYER:

Advanced Care Scripts, Inc.

By:
Name:
Title:

SELLERS:

National Pharmaceutical Network, Inc.

By:	/s/ Joe Anto
Name:	Joe Anto
Title:	Interim CEO/CFO

Reeves-Sain Drug Store, Inc.

By:	/s/ Joe Anto
Name:	Joe Anto
Title:	Interim CEO/CFO

EQUITY HOLDER:

Fred’s Stores of Tennessee, Inc.

By:	/s/ Joe Anto
Name:	Joe Anto
Title:	Interim CEO/CFO

[Signature Page to Asset Purchase Agreement]

GUARANTOR:

Fred’s, Inc.

By:	/s/ Joe Anto
Name:	Joe Anto
Title:	Interim CEO/CFO

[Signature Page to Asset Purchase Agreement]

Annexes
Annex I	Definitions
Annex II	Pharmacies

Exhibits
Exhibit A	Form of Bill of Sale
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of Closing Statement
Exhibit D	Form of Retention and Restrictive Covenant Agreement
Exhibit E	Form of Intellectual Property Assignment Agreement
Exhibit F	Form of Guaranty

Schedules
Schedule 1.1(b)(iii):	Transferred Intellectual Property
Schedule 1.1(b)(vii):	Non-Compete Agreements
Schedule 1.4(a)(iii):	Required Consents
Schedule 1.4(a)(viii):	Required Filings
Schedule 1.4(a)(xv):	Key Employees
Schedule 2.1:	Foreign Qualifications
Schedule 2.2(b):	Liens on stock of Sellers
Schedule 2.3(a):	Knowledge of Sellers
Schedule 2.3(b):	Government Consents
Schedule 2.5(a):	Indebtedness Liens
Schedule 2.6:	Intellectual Property
Schedule 2.7:	Absence of Certain Changes or Events
Schedule 2.8:	Health Care Matters
Schedule 2.9:	Affiliated Transactions
Schedule 2.12:	Brokers or Finders
Schedule 2.13:	Litigation
Schedule 2.14(a):	Payment Programs
Schedule 2.14(b):	Notice of Investigation
Schedule 2.18:	Non-Standard Business
Schedule 3.4:	Knowledge of Equity Holder
Schedule 4.4:	Knowledge of Guarantor
Schedule 5.4:	Knowledge of Buyer

Annex I

Definitions

“Accounts Receivable” means all trade accounts receivable and all other accounts or notes receivable of Sellers, together with the full benefit of all security for such accounts or notes, and any claim, remedy or other right related thereto, arising out of the conduct of the Business on or before the Closing Date, including without limitation, any type of receivable for prescriptions filled, products or supplies sold or services provided on or before the Closing Date, regardless of whether billed before or after the Closing Date.

“Action” means any action, suit, proceeding, claim, arbitration, litigation, inspection or investigation by or before any Governmental Entity.

“Affiliate” means, with respect to a particular Person, another Person that directly or indirectly (through one or more intermediaries) controls, is controlled by, or is under common control with, the Person in question; provided, however, that with respect to any Pharmacy, such term shall include any Person that has, directly or indirectly, an ownership interest, financial interest or operational control of such Pharmacy, or the authority or ability to control or influence the selection of a pharmacy provider for such Pharmacy.

“Ancillary Document” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Parties hereto in connection with the transactions contemplated hereby.

“Applicable Date” means January 1, 2015.

“Business Associate” has the meaning ascribed to such term in 45 C.F.R. § 160.103, as amended. “Business Associate Agreement” means any agreement between any Seller and an entity for which such Seller is a Business Associate or for which an entity serves as a Business Associate to any Seller.

“Business Day” means any day, excluding Saturday, Sunday and any other day on which commercial banks in New York, New York are authorized or required by law to close.

“Change of Control” of a Person means (a) the acquisition by any person or group (including a group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than such Person or any of its subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a majority of the combined voting power of such Person’s then outstanding voting securities, or (b) the sale of all or substantially all the assets of such Person and its subsidiaries taken as a whole.

“Code” means the Internal Revenue Code of 1986, as amended, including the rules and regulations promulgated thereunder.

“Contract” shall mean any note, bond, mortgage, indenture, contract, agreement, license, lease, purchase order, sales order, arrangement or other legally binding commitment, obligation or understanding, including, in each case, all related exhibits, schedules and other attachments (whether written or oral and whether express or implied), to which a Person is a party or by which a Person or its assets or properties are bound.

“Consent” means any consent, novation, approval, grant, authorization, qualification or waiver required to be obtained from, filed with or delivered to a Governmental Entity or any other Person.

“Court” means any court or arbitration tribunal of the United States, any domestic state, any foreign country and any political subdivision or agency thereof.

“Environmental Laws” means all Laws or Authorizations relating to the generation, production, use, treatment, storage, transportation or disposal of Hazardous Substances, the protection of public health and safety (as affected by Releases of or exposure to Hazardous Substances), or protection of the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Federal Healthcare Programs” means Medicare, Medicaid, CHAMPUS and any other federal health care program, as defined in 42 U.S.C. Section 1320a-7b(f).

“Filing” means any notice, application, filing, or other submission required to be obtained from, filed with or delivered to a Governmental Entity or any other Person.

“Fixed Assets” means any leasehold improvements, and tangible personal property (other than Inventory), fixtures, equipment, fittings, furniture, and office equipment.

“Fraud” means, as finally determined by an appropriate court of competent jurisdiction, the actual and intentional common law fraud, or willful or intentional misrepresentation (and not negligent misrepresentation or omission, or any form of fraud based on recklessness or negligence) by a Party to another Party.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” shall mean any and all foreign, federal, state or local governments, governmental institutions, public authorities and governmental entities of any nature whatsoever, and any subdivisions or instrumentalities thereof, including departments, boards, bureaus, commissions, agencies, courts, arbitrals, administrations and panels, and any divisions or instrumentalities thereof, whether permanent or ad hoc.

“Hazardous Substances” means any and all substances, wastes, pollutants, contaminants and materials regulated, defined or designated as hazardous, dangerous or toxic under any Environmental Law.

“Healthcare Laws” means all statutes, regulations, rules, orders, ordinances and other laws of any Governmental Entity to which they are subject with respect to healthcare regulatory matters applicable to the Business or the Purchased Assets, including all such fraud and abuse laws, rules and regulations, including without limitation, Title XVIII of the Social Security Act (Medicare Statute), Title XIX of the Social Security Act (Medicaid Statute), 42 U.S.C. § 1320a-7a, (the Civil Monetary Penalty Law) 42 U.S.C. § 1320a-7b (federal Anti-Kickback Statute) (including the statutory exceptions and safe harbor regulations applicable to group purchasing organizations in 42 U.S.C. § 1320a-7b(b)(3)(C) and 42 C.F.R. § 1001.952(j), respectively, and discounts in 42 U.S.C. § 1320a-7b(b)(3)(A) and 42 C.F.R. § 1001.952(h)), 31 U.S.C. § 3729 et seq. (federal False Claims Act), the federal physician self-referral law, 42 U.S.C. §§ 1395nn et seq. and the regulations promulgated thereunder (commonly referred to as the “Stark Law”), 42 U.S.C. § 1320a-7 (Exclusion Statute) and all “federal health care offenses” as defined in 18 U.S.C. § 24, HIPAA, Title XIII of Division A and Title IV of Division B of the American Recovery and Reinvestment Act of 2009 (ARRA), Pub. L. No. 111-5 (Feb. 17, 2009) (the Health Information Technology for Economic and Clinical Health (HITECH) Act), the Patient Protection and Affordable Care Act, Pub. L. No. 111-152, any Medicare or Medicaid provider legally binding manuals governing suppliers/providers generally, as well as pharmacy, durable medical equipment and medical supply companies, and any laws related to the participation, claims submission and reimbursement requirements for providers of health care services, and all analogous state and local statutes, rules and regulations.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Indebtedness” means, with respect to any Person as of a particular date and without duplication, (a) all indebtedness (including the principal amount thereof, the amount of accrued and unpaid interest thereon, and all applicable prepayment penalties), whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, (b) all obligations to pay rent or other payments under a lease of real property or personal property that is required to be classified as a capital lease in accordance with GAAP, (c) all obligations under any interest rate, currency or other hedging agreement, (d)       any prepayment premiums of any change of control premiums, if any, “breakage” costs or similar payments associated with the repayments of such Indebtedness and accrued interest, if any, and fees and expenses and all other amounts owed in respect of the foregoing, (e) any reimbursement obligation that is then due and payable with respect to draws made under direct-pay letters of credit, surety bonds, bankers’ acceptances or similar facilities issued for the account of such Person and (f) any obligation of such Person under any guarantee of obligations of another Person of the types specified in clauses (a) through (e) above.

“Intellectual Property” means any or all of the following, along with all income, royalties, damages and payments due or payable at the Closing or thereafter, including damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights or interests that, now or hereafter, may be secured throughout the world: (a) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all trademarks, trade names, service marks, service names, brands, trade dress and logos, including but not limited to those relating to social media; (c) all copyrights, copyright registrations and applications therefor; (d) all internet uniform resource locators and domain names; (e) all databases and data collections and all rights therein; (f) all trade secrets, including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law, and confidential information; (g) all moral and economic rights of authors and inventors, however denominated; (h) all licenses or other agreements to or from third parties regarding the foregoing; and (i) all copies and tangible embodiments of the foregoing (in whatever form or medium).

“Liability” or “Liabilities” means any indebtedness, liability, obligation or commitment of any nature whatsoever, whether asserted or unasserted, known or unknown, determined or determinable, direct or indirect, unreserved, absolute or contingent, accrued or unaccrued or otherwise, and whether due or to become due.

“Licensed Professionals” means any duly licensed pharmacist, pharmacy technician or other licensed health care professional employed or engaged by Seller in the conduct of the Business.

“Lien” means any mortgage, lien, pledge, charge, security interest or other encumbrance; provided, however, that the term “Lien” shall not include (a) liens for Taxes that are not yet due and payable, that are otherwise payable without penalty or that are being contested in good faith, and (b) liens in favor of carriers, warehousemen, mechanics and materialmen, or other similar statutory liens incurred in the ordinary course of business and which would not impair the operation of the Business or the Purchased Assets.

“Order” means any order, injunction, judgment, decision, stipulation, decree, verdict, ruling, writ, assessment or award of a Governmental Entity of competent jurisdiction directly applicable to Sellers.

“Payment Programs” shall mean Medicare, Medicaid, TriCare/CHAMPUS, workers’ compensation programs, programs of any member of the Blue Cross and Blue Shield Association, and all other third party reimbursement and payment programs, including those offered or administered by private insurance companies, health maintenance organizations, preferred provider organizations, alternative delivery systems, managed care systems, health benefits plans or health insurance plans.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, association, unincorporated organization or Governmental Entity.

“Personal Data” means any and all data that concerns an identified and/or identifiable Person and includes, but shall not be limited to, an individual’s name, address, account information, email address, social security number and health information, including, without limitation, protected health information.

“PHI” shall have the meaning given to such term under the Privacy and Security Rules at 45 C.F.R. § 160.103.

“Projections” means, collectively, any projections, business plan information, estimates, forecasts, budgets, pro forma financial information or other statements communicated in writing to or made available to Buyer or its Representatives of future revenues, profitability, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial components (or any component thereof) of Sellers.

“Release” means any actual or, to the Knowledge of Sellers, threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representatives” of any Person means such Person’s officers, directors, employees, investment bankers, attorneys, accountants, financial or other advisors or other agents.

“Restricted Pharmacy” means a pharmacy, business, or enterprise that involves the dispensing of Specialty Drugs.

“Retained Business” means the pharmacy business Sellers operate that dispenses prescription and non-prescription medications or other retail pharmacy products, including Specialty Drugs, at open door retail stores to members of the general public; provided that the Retained Business shall not dispense any Specialty Drugs by mail.

“Specialty Drugs” means any drugs listed on the CVS Specialty® Pharmacy Distribution Drug List which is found as of the Effective Time at https://www.cvsspecialty.com/wps/wcm/connect/d5405d7b-685e-4377-b998-2e4c4daf0b13/SpecialtyDrugs.pdf?MOD=AJPERES&CACHEID=d5405d7b-685e-4377-b998-2e4c4daf0b13 and as such may be modified from time to time.

Terms that are not defined in Annex I above have the meanings set forth in the following Sections and Articles:

Acquisition Proposal	6.12
Agreement	Preamble
Allocation Schedule	6.3(a)
Authorization	2.3(a)
Benefit Plan	2.10(b)
Bill of Sale	1.4(a)(i)
Business	Recitals
Buyer	Preamble
Buyer Indemnitees	7.2
Closing	1.3
Closing Date	1.3
Closing Date Payment	1.2(a)
Closing Statement	1.4(a)(x)
COBRA	1.1(d)(i)
Confidentiality Agreement	6.1
CSOS	6.16
Date of Inventory	1.2(b)
DEA	6.9
Deductible	7.9(a)
DSCSA	6.17
DSCSA Records	6.17
Effective Time	1.3
Employee	2.10(a)
EntrustRx	Preamble
Equity Holder	Preamble
ERISA Affiliate	2.10(b)
Excluded Assets	1.1(b)(vii)
Excluded Liabilities	1.1(d)
Fundamental Representations	7.1
Indemnitee	7.6(a)
Indemnitor	7.6(a)
Inventory	1.1(b)(ii)
Inventory Count	1.2(b)
Inventory Instructions	1.2(b)
Inventory Payment	1.2(a)
Key Employees	1.4(a)(xv)(A)
Knowledge of Sellers	2.3(a)
Law	2.3(a)
Lien	1.1(a)
Losses	7.2
Material Adverse Effect	2.1
NCN	Preamble
Non-standard Business	2.18
Notice of Claim	7.6(a)
Owned Rights	2.6(d)
Party	Preamble

Pharmacy	Recitals
Pharmacy Records	1.1(b)(i)
Purchase Price	1.2(a)
Purchased Assets	1.1(a)
Required Consents	1.4(a)(ii)
Retention Agreement	1.4(a)(xv)(A)
Schedules	ARTICLE II
Seller Indemnitees	7.3
Sellers	Preamble
Survival Period	7.1
Tax Returns	2.11
Taxes	2.11
Third Party Claim	7.6(a)
Transaction	1.1(a)
Transfer Taxes	6.3(b)
Transferred Intellectual Property	1.1(b)(iii)

Annex II Pharmacies

PHARMACY OPERATOR	ADDRESS
EntrustRx	402 Wilkins Wise Road, Suite 38 Columbus, MS
EntrustRx	2001 Campbell Station Pkwy., Suite A-5 Spring Hill, TN
NCN	4284 New Getwell Road Memphis, TN

EXHIBIT A

Business #

FORM OF BILL OF SALE

KNOW ALL PERSONS by these presents that each of National Pharmaceutical Network, Inc., a Florida corporation (“NCN”), and Reeves-Sain Drug Store, Inc. d/b/a EntrustRx, a Tennessee corporation (“EntrustRx” and, together with NCN, the “Sellers”) in consideration of the sum of ONE AND 00/100 DOLLARS ($1.00) and other good and valuable consideration paid by Advanced Care Scripts, Inc. (“Buyer”), the receipt and adequacy of which is hereby acknowledged, does hereby grant, sell, assign, transfer and deliver to Buyer, its successors and assigns, all of its right, title and interest in and to the Purchased Assets, as defined and described in the Asset Purchase Agreement dated           2018, by and among Sellers and Buyer, Fred’s Stores of Tennessee, Inc., a Delaware corporation, and Fred’s, Inc., a Tennessee corporation, to have and to hold same unto Buyer, its successors and assigns, forever.

Buyer and Sellers agree that a facsimile or .pdf signature on this Bill of Sale and the Closing Statement is as valid as an original signature.

IN WITNESS WHEREOF, Sellers have executed these presents this            day of , 2018.

WITNESS:	SELLERS:

NATIONAL PHARMACEUTICAL NETWORK, INC.

BY:
WITNESS
REEVES-SAIN DRUG STORE, INC.

BY:
WITNESS

EXHIBIT B

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of [ ], by and among National Pharmaceutical Network, Inc., a Florida corporation (“NCN”), Reeves-Sain Drug Store, Inc. d/b/a EntrustRx, a Tennessee corporation (“EntrustRx”), Fred’s Stores of Tennessee, Inc., a Delaware corporation (“Equity Holder”), Fred’s, Inc., a Tennessee corporation (“Guarantor”, and, together with NCN, EntrustRx and Equity Holder, the “Selling Entities”) and Advanced Care Scripts, Inc., a Florida corporation (“Buyer”), in connection with that certain Asset Purchase Agreement, dated as of [ ] (the “Purchase Agreement”), by and among the Selling Entities and Buyer, pursuant to which Selling Entities have agreed to sell, assign, transfer, convey and deliver to Buyer, and Buyer has agreed to purchase from the Selling Entities, the Purchased Assets pursuant to the terms of the Purchase Agreement, and effective as of the Closing, pursuant to the terms of the Purchase Agreement and this Agreement.

Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

Assignment and Assumption. The Selling Entities jointly and severally represent that one or more Selling Entities are parties to each of the Assigned Contracts as set forth on Schedule I. Effective as of the Closing, the Selling Entities hereby sell, assign, transfer, convey and deliver to Buyer all of the Selling Entities’ right, title and interest in and to the Assigned Contracts listed on Schedule I (collectively, the “Assignment”). Buyer assumes no Excluded Liabilities (including without limitation any Liabilities with respect to the Assigned Contracts), and the parties agree that all such Excluded Liabilities (including without limitation any Liabilities with respect to the Assigned Contracts) shall be retained by and remain the sole responsibility of the Selling Entities.

Relationship to Purchase Agreement. Nothing in this Agreement shall be deemed to (a) limit the definition of the Excluded Liabilities, as each is set forth in the Purchase Agreement, or (b) impair or diminish any rights or obligations of any party not otherwise contemplated by the Purchase Agreement. In the event of a conflict or inconsistency between this Agreement and the Purchase Agreement, the terms of the Purchase Agreement shall prevail unless otherwise agreed to expressly by the parties in writing.

Further Assurances. Each party agrees that it will, at any time and from time to time after the delivery hereof, upon the reasonable request of any other party and without additional consideration, execute, acknowledge and deliver, or cause to be executed, acknowledged, and delivered, all such further agreements, instruments and documents, and take or cause to be taken all such further actions, as may be reasonably required to effect the Assignment.

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Amendments. This Agreement may not be changed, amended, modified, discharged or terminated in any manner other than by an agreement in writing signed by the parties hereto.

Additional Provisions. The provisions of Article IX of the Purchase Agreement shall apply to this Agreement mutatis mutandis.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of Buyer and Selling Entities has caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

BUYER:

Advanced Care Scripts, Inc.

By:
Name:
Title:

SELLERS:

National Pharmaceutical Network, Inc.

By:
Name:
Title:

Reeves-Sain Drug Store, Inc.

By:
Name:
Title:

EQUITY HOLDER:

Fred’s Stores of Tennessee, Inc.

By:
Name:
Title:

GUARANTOR:

Fred’s, Inc.

By:
Name:
Title:

Schedule I

Assigned Contracts1

1 Will include non-competes assumed by Buyer

EXHIBIT C

Business #

FORM OF CLOSING STATEMENT

Asset Purchase Agreement
Dated _______________, 2018
by and among

National Pharmaceutical Network, Inc.,
Reeves-Sain Drug Store, Inc. d/b/a EntrustRx,
Fred’s Stores of Tennessee, Inc.,

Fred’s, Inc., and

Advanced Care Scripts, Inc.

The following is a listing of all payments to be made pursuant to the above-referenced Asset Purchase Agreement.

Amount-Paid

Inventory Payment

Closing Date Payment

[Less Payoff Amount Due to [               ]

Total _____________ $	_________________

This Closing Statement is acknowledged and agreed to this _ day of            , 2018.

[Signature Page to Follow]

BUYER:	SELLERS:

ADVANCED CARE SCRIPTS, INC.	NATIONAL PHARMACEUTICAL NETWORK, INC.

BY:	BY:

REEVES-SAIN DRUG STORE, INC.

BY:

TO INSURE PROMPT PAYMENT PLEASE CONTACT YOUR BANK AND ASK THEM TO PROVIDE “SAME DAY WIRE TRANSFER” INSTRUCTIONS FOR ALL OF YOUR ACCOUNTS ON THEIR LETTERHEAD.

WIRE TRANSFER INSTRUCTIONS ON BANK LETTERHEAD ARE THE ONLY ACCEPTABLE FORM.

EXHIBIT D

RETENTION AND RESTRICTIVE COVENANT AGREEMENT

[__________], a [_________], on its own behalf and on behalf of its subsidiaries and affiliates (collectively, the “Company”) and [________] (“Individual”), an individual residing at [______________________________________________], hereby enter into this Retention and Restrictive Covenant Agreement (this “Agreement”) dated as of the date it is finally executed by both parties, and effective as of the Effective Date (as defined below), in recognition of, among other things, the important role Individual had in the operation of the specialty pharmacy business operated by National Pharmaceutical Network, Inc., a Florida corporation (“NCN”) and Reeves-Sain Drug Store, Inc. d/b/a EntrustRx, a Tennessee corporation (“EntrustRx” and, together with NCN, “Sellers”) and is expected to have in the Company’s operations following the purchase by the Company of certain assets of Sellers pursuant to that certain Asset Purchase Agreement dated [________], 2018 (the “Purchase Agreement”).

The Company and Individual acknowledge that (i) the Company has legitimate business interests in the protection of its client contracts, customer contacts, trade secrets, goodwill, and confidential and proprietary information of its business unit, including, without limitation, the client contracts, customer contacts, trade secrets, goodwill, and confidential and proprietary information related to the assets that the Company is purchasing pursuant to the Purchase Agreement, (ii) Individual possesses specific and specialized knowledge and maintains special relationships related to such client contracts, customer contacts, trade secrets, goodwill, and confidential and proprietary information; and (iii) the restrictions in this Agreement are reasonably necessary to protect those interests.

For and in consideration of the foregoing, the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Individual, each intending to be legally bound, mutually agree as follows:

1.	Effectiveness. This Agreement is dependent and contingent upon the Company closing on the transactions contemplated in the Purchase Agreement (the “Acquisition”). In the event that the Acquisition is not closed by the Company within ninety (90) days after the date of this Agreement (the “Outside Closing Date”), or if the Purchase Agreement is terminated on a date prior to the Outside Closing Date, then this Agreement shall terminate, in which event this Agreement shall be of no further force or effect. If this Agreement does not so terminate, then the closing date of the Acquisition shall be the “Effective Date” hereunder.

2.	Consideration. Individual acknowledges that [he/she] is executing this Agreement in connection with [him/her] accepting an offer of employment with the Company as of, and subject to, the closing of the Acquisition (the “Closing”), and such offer and employment with the Company constitutes good and sufficient consideration for Individual’s covenants under this Agreement. However, in recognition of the important role Individual will play in the operation of the Company, and as additional consideration for the covenants set forth herein, the Company is providing Individual with additional consideration in the total amount of [______] Dollars ($[______]), less applicable withholdings, in exchange for [his/her] execution of this Agreement and continued compliance with the terms herein.

Payment to the Individual will be made in [two]2 installment payments. The first payment of [______] Dollars ($[______]) less applicable withholdings to the Individual will be made within thirty (30) days after the Closing. The second payment of [______] Dollars ($[______]) less applicable withholdings shall be made at the completion of Individual’s first 365 days of employment with the Company following the Closing. Individual must be continuously employed with the Company during the first 365 days of employment in order to receive the second payment. If Individual resigns from the Company for any reason, voluntarily transfers out of the Company to accept a different position within CVS Pharmacy, Inc. (“CVS”) or any CVS subsidiary other than the Company, or is terminated for misconduct and/or performance related reasons before receipt of the second payment, Individual will not be deemed to have earned the second payment and therefore will not be eligible for any further payments under this Agreement. In addition, the second payment is conditional upon Individual being employed with the Company in good standing (i.e. not on performance warning or probation and not in violation of any of [his/her] obligations under this Agreement) on the date on which payment is due. Notwithstanding the foregoing, if Individual is terminated involuntarily and not for misconduct and/or performance related reasons, or if Individual’s position within the Company ends involuntarily, not for misconduct and/or performance related reasons, and [he/she] is transferred to another position within CVS or any CVS subsidiary other than the Company, before receipt of the second payment, Individual will be paid the second payment on the applicable payment date.

Individual acknowledges and agrees that (i) the covenants set forth in this Agreement are a material inducement to the Company to enter into the Purchase Agreement, and the Company is entering into the Purchase Agreement in reliance upon Individual agreeing to be bound by such covenants; and (ii) in light of such reliance, the amount allocated herein is not intended by the parties as a measure of damages that might be incurred by the Company in the event of a breach of any such covenants.

3.	Non-Competition. During the period commencing on the Effective Date and expiring twelve (12) months from the voluntary or involuntary termination of Individual’s employment with Sellers and, if applicable, the Company (whichever is later) (such period, the “Restricted Period”), Individual hereby covenants and agrees that [he/she] shall not, directly or indirectly, be employed by, form, acquire, invest in, finance, own, operate, manage, assist, support or provide other services to (whether as an owner, employee, independent contractor, consultant, principal, agent, partner, member, joint venture, broker, advisor, officer, director, investor, shareholder, or otherwise) any Competing Business (as defined below), in each case, where Individual is providing services that are the same as or similar to those services Individual provided for Sellers and/or for the Company in the two (2) years immediately prior to the date Individual’s employment ends.

For purposes hereof, “Competing Business” shall mean any person, corporation or other entity that is directly or indirectly competes with the Specialty Pharmacy business operated by CVS anywhere within [______] (the “Territory”), including, but not limited to, any person, corporation or other entity that engages, directly or indirectly, in: (a) the operation of a Specialty Pharmacy (open-door, mail order or otherwise) in the Territory, (b) the operation of a Specialty Pharmacy (open-door, mail order or otherwise) outside of the Territory that sells prescriptions in the Territory or delivers prescriptions (by mail or otherwise) into the Territory, (c) the provision of Specialty Pharmacy services, including, without limitation, the provision of pharmacy support services and the provision of pharmacy consulting, and/or (d) any other Specialty Pharmacy business that Sellers are engaged in as of the Effective Date of this Agreement in the Territory.

For purposes hereof, “Specialty Pharmacy” shall mean a pharmacy that involves the dispensing of medications (including, without limitation, at retail or through mail or other delivery), often with special handling, storage, and distribution requirements, serving the needs of patients with complex, often chronic and rare conditions.

2 NTD: Additional payments may be necessary.

Notwithstanding the foregoing, Individual shall be permitted to own up to five percent (5%) of the equity of a publicly traded Competing Business.

4.	Non-Solicitation. During the Restricted Period, Individual shall not hire, engage, employ or interfere with or attempt to hire, engage, employ or interfere with any employees of the Company that are located or working for the Company within the Territory, or induce or attempt to induce any of them to leave the employ of the Company, or violate the terms of his or her contract with the Company. Further, during the Restricted Period, Individual shall not interfere with the Company’s relationship with any vendor, supplier, customer or account (each, a “Business Partner”) which is a Business Partner of the Company, or was a Business Partner of Sellers at any time during the twenty-four (24) month period preceding the Effective Date, including, without limitation, by soliciting or communicating with a Business Partner to: (i) induce or encourage the Business Partner to stop doing business or reduce its business with the Company, or (ii) buy a product or service that competes with a product or service offered by the Company.

5.	Non-Disclosure. Individual agrees that [he/she] shall not, during the Restricted Period or thereafter, use for [his/her] own benefit or for the benefit of any third party, or divulge or disclose to anyone except persons also employed at CVS whose position requires that such information be disclosed to them, any information not already lawfully available to the public concerning the Company, or any of the Company’s customers, vendors or suppliers including, but not limited to, Confidential and Proprietary Business Information (as defined below) of the Company, including, without limitation, all Confidential and Proprietary Business Information transferred to or acquired by the Company in connection with the Acquisition. This prohibition includes, without limitation, the use and/or disclosure of client/customer lists, databases, patient profiles and billing records and other information for the Individual’s own use or on behalf of any subsequent employer or other entity with which Individual may have or develop a relationship. For purposes of this Agreement, “Confidential and Proprietary Business Information” includes, without limitation, customer names and addresses; customer billing and other records; patient profiles and records; prescription information and all other identifying information pertaining to patients and customers; sales records and strategies; client contracts, agreements and other arrangements (and terms thereof); inventory ordering records and information; pricing arrangements; reimbursement rates; trade secrets; strategic plans, processes, and analysis; financial information and methods; marketing, merchandising and selling techniques and information; operating strategies; and any and all other business, financial, and pharmacy records.

6.       Limitation on Restrictions. Nothing in this Agreement is intended to or shall interfere with the Individual’s right to file charges or participate in a proceeding with any appropriate federal, state or local government agency, Occupational Safety and Health Administration (“OSHA”), National Labor Relations Board (“NLRB”) or the Securities and Exchange Commission (“SEC”), or to exercise rights under Section 7 of the National Labor Relations Act (“NLRA”), or to interfere with the right to file a charge or complaint with or participate or cooperate in an investigation or proceeding with the US Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agencies. The Individual retains the right to participate in any such action and retains the right to communicate with the NLRB, SEC, EEOC, OSHA and comparable state or local agencies and such communication shall not be limited by any provision in this Agreement. Nothing in this Agreement limits the Individual’s right to receive an award for information provided to a governmental agency such as the SEC and OSHA. In addition, nothing in this Agreement is intended to interfere with or restrain the immunity provided under 18 U.S.C. § 1833(b) for confidential disclosures of trade secrets to government officials, or lawyers, solely for the purpose of reporting or investigating a suspected violation of law; or in a sealed filing in court or other proceeding.

7.	No Modification of Employment Status: This Agreement is not an offer of employment, and the obligations of Individual hereunder are not conditioned upon or subject to any such employment, but this Agreement will apply to the Company’s employment of Individual if, as and when such employment occurs. Unless otherwise expressly specified in writing, if, as and when such employment occurs, Individual shall be employed at-will and nothing in this document is intended or shall be construed to modify such employment status of the Individual.

8.	Entire Agreement: The Agreement herein contains the entire agreement by and between the Individual and the Company with respect to the subject matter hereof and supersedes any prior or contrary agreements between Individual and the Company or any officer or representative of the Company, except that any agreements with respect to the subject matter hereof that are contained in the Purchase Agreement will also remain in full force and effect.

9.	Governing Law: This Agreement shall be governed by and construed in accordance with the law of the State of Rhode Island and shall be enforceable in any jurisdiction without regard to its conflict of laws provisions.

10.	Injunctive Relief. Any breach of this Agreement by Individual will cause irreparable damage to the Company and, in the event of such breach, the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of Individual’s obligations hereunder, and without providing a bond to the extent permitted by the applicable rules of civil procedure. In the event the Company seeks legal relief to enforce the terms of this Agreement, Individual shall be solely liable for costs and expenses incurred by the Company in successfully obtaining such relief.

11.	No Waiver. No failure by the Company to insist upon or enforce strict compliance with this Agreement, or any provision hereof, and no delay or omission by the Company in exercising any rights under this Agreement, shall be deemed a waiver of this Agreement or any of its provisions. Any waiver by the Company of a breach of any provision of this Agreement, or of any other similar agreement of the Company, shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

12.	Severability. The parties hereby agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions of this Agreement are for any reason held to be excessively broad as to scope, activity, duration, subject or otherwise so as to be unenforceable at law, the parties consent to such provision or provisions being modified or limited by the appropriate judicial body (where allowed by applicable law), so as to be enforceable to the maximum extent compatible with the applicable law.

13.	Assignment. The Company has the right to assign this Agreement to its successors and assigns without the need for further agreement or consent by Individual, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. Individual shall not assign [his/her] rights or obligations under this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the Company, and any such assignment contrary to the terms hereof shall be null and void and of no force or effect.

14.	Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

15.	Tolling. In the event Individual violates one of the time-limited restrictions in this Agreement, the time period for such violated restriction shall be extended by one day for each day Individual has violated the restriction, up to a maximum extension equal to the length of the original period of the restricted covenant.

16.	Counterparts; Electronic Signatures. This Agreement may be executed in separate counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument. A facsimile or electronic signature on this Agreement is as valid as an original signature.

17.	Opportunity to Review with Counsel. Individual acknowledges that [he/she] has read this Agreement and fully understands the terms and conditions set forth herein. Individual further acknowledges and agrees, with respect to the terms and conditions of this Agreement and the obligations set forth herein, that [he/she] has consulted with and obtained advice from competent legal counsel, or has had an adequate opportunity to consult with and obtain advice from competent legal counsel. This is a legally binding document. Please read and review, with counsel should you choose to do so, prior to execution.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the dates set forth below.

[__________]

Date:

[_____________]

By:
Name:
Title:

Date:

EXHIBIT E

FORM OF INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

THIS INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT (this “Assignment”), dated as of [____________], is entered into by and among Technology In Motion, LLC (“IP Holdco”), National Pharmaceutical Network, Inc., a Florida corporation (“NCN”), Reeves-Sain Drug Store, Inc. d/b/a EntrustRx, a Tennessee corporation (“EntrustRx”), Fred’s Stores of Tennessee, Inc., a Delaware corporation (“Equity Holder”), and Fred’s, Inc., a Tennessee corporation (“Guarantor”, and, together with IP Holdco, NCN, EntrustRx and Equity Holder, “Assignors”) and Advanced Care Scripts, Inc., a Florida corporation (“Assignee”). Except as otherwise defined herein, capitalized terms used in this Assignment shall have the meanings ascribed to them in the Asset Purchase and Sale Agreement dated as of ________. 2018, by and between Assignors and Assignee (the “Purchase Agreement”).

WHEREAS Assignors owns of all right, title, interest, and goodwill in and to the intellectual property listed in the attached Schedule A (the “Assigned IP”); and

WHEREAS, pursuant to the Purchase Agreement, Assignors have agreed to assign, sell and transfer their respective and entire right, title and interest in and to the Assigned IP to Assignee.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Each Assignor does hereby assign, sell and transfer to Assignee, free and clear of all liens, security interests and other encumbrances, all of its respective right, title and interest, including common law right, title and interest, in and to the Assigned IP, together with (i) the goodwill of the Business symbolized by and associated with the Assigned IP and (ii) all rights, remedies, defenses, whether known or unknown, past, present, or future, of any nature relating to the Assigned IP, including all rights to enforce any assignment of, license to, or confidentiality covenant with respect to, any Assigned IP. Each Assignor does further consent to the recordation of this Assignment with any governmental agency.

Each Assignor agrees, without further consideration, to execute all oaths, assignments, powers of attorney, applications, and other papers reasonably necessary or appropriate to fully secure to Assignee the right, title and interest conveyed herein, and to take such further actions as may be reasonably requested by Assignee in order to carry out the provisions and purposes of this Assignment.

Each Assignor agrees to cooperate with Assignee to initiate the transfer process in relation to the domain name(s) set forth on Schedule A attached hereto, which domain name(s) are a part of the Assigned IP transferred hereunder, electronically from each such Assignor’s account(s) to Assignee’s account(s). Each Assignor further agrees to complete, execute, notarize (as necessary) and deliver at any future date any additional documents that the applicable domain name registrar determines are necessary to perfect the transfer of the domain name(s) from each such Assignor to Assignee and Assignee’s resulting status as registrant of the domain name(s) including, but not limited to, any transfer documents required by a domain name registrar or where electronic transfer is not possible.

In the event that any Assignor is unable or unwilling to fully perform its obligations under this Assignment, to the extent necessary to perfect such right, title, and interest in and to Assignee, its successors, assigns, and legal representatives, each Assignor hereby irrevocably designates and appoints Assignee or its assigns and their duly authorized officers and agents as such Assignor’s agents and attorneys-in-fact to act for and in such Assignor’s behalf and instead of such Assignor, to execute and file any registration, application or other document and to do all other lawfully permitted acts in connection with the Assigned IP and related rights assigned to Assignee hereunder.

This Assignment shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

This Assignment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Assignment and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Assignment and of signature pages by facsimile or electronic (PDF) counterpart signatures shall be acceptable and binding.

This Assignment is executed pursuant to, in furtherance of and is subject to, the terms and conditions of the Purchase Agreement. This Assignment shall not replace, substitute, expand or extinguish any obligation or provision of the Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall control.

*       *       *       *

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each Assignor and Assignee have caused this Assignment to be executed as of the date first written above.

ASSIGNORS:

TECHNOLOGY IN MOTION, LLC

By:
Name:
Title:

Date:

STATE OF _______________________	)
) SS:
COUNTY OF _____________________	)

Subscribed and sworn to before me this ___ day of ________________, _____, by _____________________________, as the ___________________________ of ____________________.

Notary Public
My commission expires:

IN WITNESS WHEREOF, each Assignor and Assignee have caused this Assignment to be executed as of the date first written above.

ASSIGNORS:

NATIONAL PHARMACEUTICAL NETWORK, INC.

By:
Name:
Title:

Date:

STATE OF _______________________	)
) SS:
COUNTY OF _____________________	)

Subscribed and sworn to before me this ___ day of ________________, _____, by _____________________________, as the ___________________________ of ____________________.

Notary Public
My commission expires:

IN WITNESS WHEREOF, each Assignor and Assignee have caused this Assignment to be executed as of the date first written above.

ASSIGNORS:

REEVES-SAIN DRUG STORE, INC. D/B/A ENTRUSTRX

By:
Name:
Title:

Date:

STATE OF _______________________	)
) SS:
COUNTY OF _____________________	)

Subscribed and sworn to before me this ___ day of ________________, _____, by _____________________________, as the ___________________________ of ____________________.

Notary Public
My commission expires:

IN WITNESS WHEREOF, each Assignor and Assignee have caused this Assignment to be executed as of the date first written above.

ASSIGNORS:

FRED’S STORES OF TENNESSEE, INC.

By:
Name:
Title:

Date:

STATE OF _______________________	)
) SS:
COUNTY OF _____________________	)

Subscribed and sworn to before me this ___ day of ________________, _____, by _____________________________, as the ___________________________ of ____________________.

Notary Public
My commission expires:

IN WITNESS WHEREOF, each Assignor and Assignee have caused this Assignment to be executed as of the date first written above.

ASSIGNORS:

FRED’S, INC.

By:
Name:
Title:

Date:

STATE OF _______________________	)
) SS:
COUNTY OF _____________________	)

Subscribed and sworn to before me this ___ day of ________________, _____, by _____________________________, as the ___________________________ of ____________________.

Notary Public
My commission expires:

IN WITNESS WHEREOF, each Assignor and Assignee have caused this Assignment to be executed as of the date first written above.

ASSIGNEE:

ADVANCED CARE SCRIPTS, INC.

By:
Name:
Title:

Date:

STATE OF _______________________	)
) SS:
COUNTY OF _____________________	)

Subscribed and sworn to before me this ___ day of ________________, ____, by _____________________________, as the ___________________________ of

Notary Public
My commission expires:

Notary Public

SCHEDULE A

ASSIGNED IP3

1.       Domain Name: EntrustRx.com

2.       The mark as set forth below, Registration No. 4,849,608

3.       The word mark and design as set forth below, Registration No. 4,849,609

3 Schedule A (Assigned IP) is subject to further CVS diligence and review.

EXHIBIT F

FORM OF GUARANTY

This Guaranty dated as of May 4, 2018, whereby Fred’s, Inc., a Tennessee corporation (the “Guarantor”), hereby unconditionally guarantees to Advanced Care Scripts, Inc., a Florida corporation (“Buyer”), and its successors and assigns, the full and prompt payment and punctual performance by National Pharmaceutical Network, Inc., a Florida corporation (“NCN”), Reeves-Sain Drug Store, Inc. d/b/a EntrustRx, a Tennessee corporation (“EntrustRx”, and together with NCN, “Sellers”), and Fred’s Stores of Tennessee, Inc., a Delaware corporation (“Equity Holder”), of any and all obligations of and payments by Sellers and Equity Holder arising under the terms of that certain Asset Purchase Agreement (the “Purchase Agreement”) dated as of May 4, 2018, by and among Buyer, Sellers, Equity Holder and the Guarantor.

The liability of the Guarantor hereunder shall not be conditioned or contingent upon pursuit by Buyer of any remedies it may have against Sellers or Equity Holder with respect to the Purchase Agreement. No exercise or non-exercise by Buyer of any right given to it hereunder or under the Purchase Agreement, and no change, impairment or suspension of any right or remedy of Buyer hereunder or thereunder, shall in any way affect the Guarantor’s obligations hereunder. Any one or more successive and/or concurrent actions may be brought hereon against the Guarantor, either in the same action, if any, brought against Sellers or Equity Holder, or in separate actions, as often as Buyer may deem advisable.

This Guaranty may be amended, modified, superseded or canceled by mutual written consent of Buyer and Guarantor. Any of the terms or conditions hereof may be waived only by a written instrument executed by Buyer. The failure of Buyer at any time to require performance of any provision of this Guaranty will in no manner affect the right of Buyer at a later time to enforce that provision. No waiver by Buyer of any term or condition contained in this Guaranty, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of that or any other term or condition set forth in this Guaranty. The Guarantor, regardless of the time, order or place of signing, hereby acknowledges the receipt and adequacy of value for this Guaranty and the Purchase Agreement, waives presentment, demand, notice, protest, and all other demands and/or notices in connection with the delivery, acceptance, performance, default or enforcement hereunder and under the Purchase Agreement; assents to any renewals, extensions or postponements or any other indulgences by Buyer with respect to Sellers or Equity Holder; assents to any substitution, exchange or release of Sellers and Equity Holder in connection with the Purchase Agreement; and waives any and all suretyship defenses and defenses in the nature thereof. This Guaranty shall be governed as to construction, interpretation, validity, enforcement and in all other respects, by the laws of the State of Delaware applicable to contracts made and to be performed in such State without resort to its conflicts of laws rules. For the avoidance of doubt, nothing herein shall expand the liability of Sellers, Equity Holder or the Guarantor beyond that expressly set forth in the Purchase Agreement.

The Guarantor shall not assign any of its obligations under this Guaranty without the prior written consent of Buyer. Any unauthorized assignment will be void.

This Guaranty shall bind and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns.

IN WITNESS WHEREOF, the undersigned have executed this Guaranty as of the date first above written.

GUARANTOR:

FRED’S, INC.

By:
Name:
Title: